Exhibit 10.2

Medicaid HMO Contract

AHCA CONTRACT NO. FA521

AMENDMENT NO. 3

THIS CONTRACT, entered into between the STATE OF FLORIDA, AGENCY FOR HEALTH CARE ADMINISTRATION, hereinafter referred to as the “Agency” and HEALTHEASE OF FLORIDA, INC., hereinafter referred to as the “Vendor”, is hereby amended as follows:

1.	Attachment I, section 10.1, General, paragraphs three, four and five are hereby amended to now read:

The plan shall comply with all current Florida Medicaid handbooks as noticed in the Florida Administrative Weekly (FAW) or incorporated by reference in rules relating to the provision of services set forth in sections 10.4, Covered Services, and 10.5, Optional Services, except where the provisions of the contract alter the requirements set forth in the handbooks promulgated in the Florida Administrative Code (FAC). In addition, the plan shall comply with the limitations and exclusions in the Florida Medicaid handbooks unless otherwise specified by this contract. In no instance may the limitations or exclusions imposed by the plan be more stringent than those specified in the handbooks. Pursuant to 42 CFR 438.210(a) the plan must furnish services up to the limits specified by the Medicaid program. The plan may exceed these limits. However, service limitations shall not be more restrictive than the Florida fee-for-service program, pursuant to 42 CFR 438.210(a).

Upon implementation of the Medicaid Prepaid Mental Health Plan (PMHP) in each Area the plan shall provide community mental health services and mental health targeted case management services in accordance with section 10.11, Behavioral Health Care, of this contract. The plan will be authorized to provide behavioral health care services upon demonstrating the ability to comply with section 10.11, Behavioral Health Care of this contract and upon approval by the Agency to provide behavioral health care services. Such authorization may not be unreasonably withheld and may be granted prior to implementation of an Area specific PMHP provided the health plan is otherwise considered to be in good standing with the Agency. Sections entitled General Service Requirements, Medicaid Service Requirements, Minimum Access and Network Standards, and Managed Care Advisory Group in Attachment VII, entitled Applicable Prepaid Mental Health Plan Programmatic and Administrative Requirements, attached hereto and made a part of the contract, shall apply unless otherwise modified by a subsequent amendment. All other general behavioral health service requirements herein shall also apply. The provisions of Attachment VII shall apply except where they conflict with the provisions of this contract, in which case the provisions of the contract shall apply.

The plan may offer services to enrolled Medicaid enrollees in addition to those covered services specified in sections 10.4, Covered Services, 10.8, Manner of Service Provision, and 10.9, Quality and Benefit Enhancements. These services must be specifically defined in regards to amount, duration and scope, and must be approved in writing by the Agency prior to implementation. The plan is encouraged to offer services identified in the section entitled Additional Service Requirements in Attachment VII.

2.	Attachment I, section 10.6, Expanded Services, the first paragraph, and items a., b. and c. are hereby deleted in their entirety and replaced with the following:

These services are defined as those offered by the plan and approved by the Agency, which are in excess of the amount, duration and scope of those listed in sections 10.4, Covered Services, and 10.5, Optional Services and may include but are not limited to the following:

a.	Expanded behavioral health services are Respite Care Services, Prevention Services in the Community, Parental Education Programs, Community-Based Therapeutic Services For Adults, and any other new and innovative interventions or services designed to benefit enrollees.

Medicaid HMO Contract

b.	The plan may offer an Agency approved over-the-counter expanded drug benefit, not to exceed $10.00 per household, per month. Such benefits shall be limited to non-prescription drugs containing a National Drug Code (NDC) number, and first aid and birth control supplies. Such benefits must be offered through a plan’s pharmacy or plan’s subcontract with a pharmacy. The plan shall make payments for the over-the-counter drug benefit directly to the pharmacy.

3.	Attachment I, section 10.8.12, Prescribed Drug Services is hereby amended as follows:

•	The word “members” is hereby deleted and replaced with “enrollees”.

•	Item b. is hereby amended to now read:

b.	The plan shall not arbitrarily deny or reduce the amount, duration, or scope of prescriptions solely because of the diagnosis, type of illness, or condition. The plan may place appropriate limits on prescriptions based on criteria such as medical necessity or for the purpose of utilization control, provided the services can reasonably be expected to achieve the purpose set forth in the State Plan. The plan may not place limits on prescription drugs listed in section 409.912, F.S., such as anti-psychotics, anti-depressants and HIV-specific anti-retrovirals. This shall not preclude the plan from implementing utilization management, such as the Florida Algorithm Project.

4.	Attachment I, section 10.11, Behavioral Health Care, first paragraph, the word “members” is hereby deleted and replaced with “enrollees”.

5.	Attachment I, section 10.11.1, Service Requirements (Behavioral Health) is hereby amended to now read:

The plan shall provide a full range of those behavioral health care services authorized under the State Plan and specified by this contract. Attachment VII will apply to the plan’s enrollees, unless otherwise modified by this or subsequent contract amendments.

The plan shall provide the services described in the Mental Health Targeted Case Management Coverage and Limitations Handbook, the Community Mental Health Services Coverage and Limitations Handbook (or herein, subsequently referred to as the Community Behavioral Health Services Coverage and Limitations Handbook, which was noticed in Volume 30, Number 40, October 1, 2004 of the Florida Administrative Weekly), consistent with section 10.1, and specific service requirements as described in the general service requirements of Attachment VII and in accordance with the draft format in Table A, Behavioral Health Reporting Requirements, attached hereto and made a part of the contract.

The following services are not covered by the plan. However, should the plan determine the need for or be advised of the need for these or other non-covered services, the plan shall refer the enrollee to the appropriate service provider:

a.	Specialized Therapeutic Foster Care (Chapter 2, Section 3 of the Community Behavioral Health Services Coverage and Limitations Handbook, 2004).

b.	Behavioral Health Overlay Services in Juvenile Justice Settings (Chapter 2, Section 4 of the Community Behavioral Health Services Coverage and Limitations Handbook, 2004).

c.	Therapeutic Group Care Services (Chapter 2, Section 6 of the Community Behavioral Health Services Coverage and Limitations Handbook, 2004).

Medicaid HMO Contract

d.	Behavioral Health Overlay Services (Chapter 2, Section 7 of the Community Behavioral Health Services Coverage and Limitations Handbook, 2004).

e.	Community Substance Abuse Services as described in the Community Behavioral Health Services Coverage and Limitations Handbook, 2004, except as required by section 10.8.8.1 of this contract.

The plan shall continue to provide Prescribed Drug Services in accordance with section 10.8.12 of this contract and in accordance with section 409.912(39), F.S.

The plan shall continue to provide outpatient medical services in accordance with section 10.8.8.2 of this contract.

During the contract period in each AHCA Area where a clubhouse has not already been established, the plan will work in conjunction with the Department of Children and Families providers and local behavioral health providers to help establish clubhouse services described in the Medicaid Community Behavioral Health Services Coverage and Limitations Handbook.

Nothing in this contract shall be construed as preventing the plan from substituting additional services supported by nationally recognized evidence based clinical guidelines for those provided in the Handbooks described above, or from using different or alternative services, based on nationally recognized evidence based practices, methods, or approaches to assist individual enrollees, provided that the net effect of this substitution and these alternatives is that the overall benefits available to the enrollee are at least equivalent to those described in the applicable Handbooks. Provision of substitution or alternate services shall not supplant or relieve the plan from providing covered services if needed.

In addition to the above requirements, the plan shall also adhere to the requirements specified below.

a.	Community Treatment of Patients Discharged from State Mental Hospitals

The plan shall provide medically necessary behavioral health services to enrollees who have been discharged from any state mental hospital. All enrollees who have previously received services at the state mental hospital must receive follow-up and care. The plan of care shall be aimed at encouraging the enrollees to achieve a high quality of life while living in the community in the least restrictive environment which is medically appropriate; and reducing the likelihood that these enrollees shall be readmitted to a state mental hospital. Beneficiaries who were enrolled in the plan prior to admission to the state mental hospital must be followed by the plan during their stay until the 60th day after disenrollment from the plan. A mental health targeted case manager must attend and participate in discharge planning activities at the facility. Targeted case managers are responsible for working with the former enrollee prior to discharge from the state facility to assure that benefits are reinstated as soon as possible and that a community behavioral health service is received within 24 hours of discharge from the state facility. If the beneficiary remains in the state facility more than 60 days after disenrollment from the plan, the plan shall cooperate in transferring care and enrolling the beneficiary with a Department of Children and Families funded case management provider who will bear the responsibility of ongoing monthly follow-up care and discharge planning until such time that the beneficiary is again eligible for benefits and enrolled in managed care. The plan must develop a cooperative agreement with the hospital to enable the plan to anticipate beneficiaries who were plan enrollees prior to admission who will be soon discharged from the institution. The cooperative agreement

Medicaid HMO Contract

must address arrangements for persons who are to be discharged but for whom re-enrollment may not take effect immediately.

b.	Evaluation and Treatment Services for Enrolled Children

The plan shall provide the medically necessary evaluation and treatment services for children referred by DCF, DJJ, and by the elementary, middle and secondary schools.

The plan shall establish medically necessary children’s services in such a way as to minimize disruption of services available to high-risk populations currently served by DCF (e.g., children in delinquent programs, and other in-reach initiatives in schools and housing projects). The plan shall promptly evaluate, provide psychological testing to, and serve children (including delinquent and dependent children) referred by the department in accordance with medical necessity, and within the time limits specified in e. below.

The plan shall provide court-ordered evaluation and treatment required for children who are enrollees pursuant to the specifications in the Medicaid Community Mental Health Services Coverage and Limitations Handbook.

For any child receiving services through the plan, the plan must participate in all DCF or school staffing that may result in the provision of services for which the plan is responsible. The plan shall refer children to DCF when residential treatment is medically necessary. The plan shall not be responsible for providing any residential treatment for children enrolled in the plan. Placement shall be coordinated with the appropriate DCF SAMH or DJJ district program office.

The plan’s case management of children in the plan is to include involvement of persons, schools, programs, networks and agencies that figure importantly in the child’s life. The plan shall make determinations about care based on a comprehensive evaluation, consultation from the above parties, as indicated, and appropriate protocols for admission and retention. The Agency shall monitor services for adequacy and conformity with agreements.

c.	Psychiatric Evaluations for Enrollees Applying for Nursing Home Admission

The plan shall, upon request from the Substance Abuse and Mental Health District (SAMH) Offices, promptly arrange for and authorize psychiatric evaluations for enrollees applying for admission to a nursing facility pursuant to OBRA 1987, and who, on the basis of a screening conducted by CARES workers, are thought to need mental health treatment. The examination shall be adequate to determine the need for “specialized treatment” under the Act. State regulations have been interpreted by the state to permit any of the mental health professionals listed in section 394.455, F.S., to make the observations preparatory to the evaluation, although a psychiatrist must sign such evaluations. The plan shall not be responsible for annual resident reviews or for providing services as a result of a Pre-admission Screening Assessment Annual Resident Review (PASSAR) evaluation.

d.	The plan shall operate, as part of its crisis support/emergency services, a 24 hours a day, seven days a week, crisis emergency hot-line to be available to all enrollees.

e.

The plan shall adhere to the minimum staffing, availability, and access standards described in the minimum access and staffing standards, of Attachment VII except for the following provisions: For a rural county, the Agency may waive the requirement, in writing, that at least one board

Medicaid HMO Contract

certified adult psychiatrist and at least one board certified child psychiatrist, or one who meets all education and training criteria for board certification, are available within thirty minutes average ground travel time for urban areas and sixty minutes average ground travel time for rural areas of all enrollees if a provider with this experience is not available.

f.	The plan shall ensure that it has providers that are qualified to serve Medicaid beneficiaries and experienced in serving severely emotionally disturbed children and severe and persistent mentally ill adults. Documentation shall be contained in the providers’ credentialing file. The files must document the education, experience, prior training and on-going service training for each staff member or individual provider. For plans currently providing behavioral health services in Areas 1 and 6, this requirement must be demonstrated by the next routine recredentialing review scheduled by the plan in accordance with the requirements of this contract or the plan’s accrediting body, but no later than July 1, 2006.

g.	For all enrollees meeting the criteria for mental health targeted case management as specified in the Mental Health Targeted Case Management Services Coverage and Limitations Handbook, the plan shall adhere to the staffing ratio of at least 1 FTE behavioral health care case manager per 20 children, and at least 1 FTE behavioral care case manager per 40 adults. Direct service behavioral health care providers shall not be counted as behavioral health care case managers.

h.	Only a licensed psychiatrist shall be authorized to deny initial or concurrent authorization of any request for mental health services. This review by a psychiatrist shall be part of the utilization management process and not part of the clinical review, which may be requested by a provider or enrollee after a denial has been issued.

6.	Attachment I, section 10.11.3, Care Coordination and Management (Behavioral Health) is hereby amended to now read:

The plan shall be responsible for the coordination and management of behavioral health care and continuity of care for all Medicaid enrollees through the following minimum functions:

a.	Contacting each new enrollee to authorize the release of their clinical records within 30 days of enrollment and for current enrollees within 5 days after their first behavioral health service provision. The plan shall then request the clinical records from the previous behavioral health care providers.

b.	Minimizing disruption to the enrollee as a result of any change in service provider or behavioral health care case manager occurring as a result of this contract. For current enrollees, upon implementation of this amendment, and for new enrollees, thereafter, who have been receiving behavioral health care services, the plan shall continue to authorize and pay valid claims for services until the plan has reviewed the enrollee’s treatment plan and developed and implemented an appropriate written transition plan. However, if the previous treating provider is unable to allow the plan access to the enrollee’s clinical record because the enrollee refuses to release the medical record, then the plan shall be responsible for up to four sessions of individual or group therapy, or one psychiatric medical session, or two one-hour Intensive Therapeutic On Site or Home and Community Based Rehabilitative Sessions, or six days of Day Treatment Services.

c.	Documenting in behavioral clinical records all enrollee emergency behavioral encounters and appropriate follow-up and, where medical in nature, in the primary care physician’s medical record.

Medicaid HMO Contract

d.	Documenting all referral services in the enrollees’ behavioral clinical records.

e.	Monitoring enrollees admitted to state mental health institutions as follows: the plan shall participate in discharge planning and community placement of enrollees who are being discharged within sixty days of losing their plan enrollment due to state institutionalization. The Agency may sanction the plan for any inappropriate over-utilization of state mental hospital services for its enrollees.

f.	Coordinating hospital and institutional discharge planning for psychiatric admissions and substance abuse detoxification that includes appropriate post-discharge care. Plan enrollees who are admitted to an inpatient hospital or crisis stabilization unit must receive appropriate services upon discharge from the acute care facility. The plan shall work cooperatively with the CSUs to transfer an enrollee to an inpatient hospital facility if needed to ensure appropriate utilization of CSU beds. The plan shall have follow-up services available to plan enrollees within 24 hours of discharge from an acute care facility, provided the plan has been notified. Enrollees discharged from state mental health facilities will be maintained on the medication that was prescribed by the facility at discharge for at least 90 days unless the plan’s prescribing psychiatrist, in consultation and agreement with the mental health facility’s prescribing physician, determines that the medications are not medically necessary or are potentially harmful to the enrollee.

g.	Providing appropriate referral of the enrollee for non-covered services to the appropriate service setting, and requesting referral assistance, as needed, from the Medicaid Field Office. The plan is encouraged to use the Florida Supplement to the American Society of Addictions Medicine Patient Placement Criteria for coordination and treatment of substance-related disorders with substance abuse providers. Coordination of care with community-based substance abuse agencies shall be included in protocols developed for continuity of care practices for enrollees with dual diagnoses of mental illnesses and substance abuse or dependency.

h.	Entering, prior to commencement of services, into agreements with the community mental health center or centers in each county and agencies funded pursuant to chapter 394, Part IV, F.S., that shall not be a part of the plan’s provider network, regarding coordination of care and treatment of enrollees jointly or sequentially served. A listing of these agencies is available at the Medicaid Office. Model agreements concerning this requirement shall be approved by the Agency. This requirement shall not apply if the health plan has made good faith efforts and no agreement is reached.

i.	Providing court ordered mental health evaluations for its enrollees. The plan shall also provide expert mental health testimony for its enrollees.

j.	Providing appropriate screening, assessment, crisis intervention and support for enrollees who are in the care and custody of the state pursuant to the specifications indicated in the Medicaid Community Mental Health Services Coverage and Limitations Handbook.

k.	Requesting current behavioral health provider information from all new enrollees upon enrollment. The plan shall solicit these current providers to enroll in the plan’s provider network. The plan may request in writing that the Agency grant an exemption for the plan from soliciting a specific provider on a case-by-case basis.

Medicaid HMO Contract

l.	To the maximum extent possible, contract for the provision of mental health services with Florida’s community mental health centers designated by the Agency and the Department of Children and Families.

m.	Providing, upon an Assisted Living Facility’s (ALF) request, the plan’s procedures for the ALF to follow should an emergent condition arise with one of its enrollees that reside in an ALF, as specified in section 409.912, F.S.

n.	The plan shall participate in each DCF district’s SAMH planning process pursuant to section 394.75, F.S.

o.	The plan shall submit a quarterly drug report to the Agency pursuant to section 60.3.9, Behavioral Health Reporting Requirements. For classes of drugs, specified as behavioral health related, the report shall detail the prescribed drugs the plan’s enrollees have received. The report will at a minimum include the enrollee’s Medicaid identification number, national drug code (NDC), therapeutic class code, quantity of drug dispensed, date of service, the HMO ID number, prescription number, prescribing provider’s DEA and Professional License numbers, and pharmacy provider’s NAPB number. The plan shall use this report to assist in the management of the enrollee’s mental health treatment, coordination with enrollee’s primary care physicians, integration of treatment with other providers, and for outreach purposes. Table L, Behavioral Health Related Therapeutic Class Codes, in alphabetical order by description, is attached hereto and made a part of the contract.

p.	The plan shall design and implement a drug utilization review (“DUR”) program. When the plan’s pharmacy utilization indicates that a plan enrollee is receiving an anti-psychotic medication (including atypicals) from a primary care physician or prescribing non-psychiatrist physician, the plan or contracting provider shall request a consultation with the primary care physician or prescribing non-psychiatrist physician. When the plan’s pharmacy utilization indicates that a plan enrollee being treated by a behavioral health network provider is receiving medications for certain physical conditions (such as hypertension, diabetes, neurological disorders, cardiac problems, or any other serious medical condition) a consultation with the primary care provider or prescribing physician shall be attempted to discuss coordination of care and concerns related to drug interactions. The plan will ensure coordination with the primary care provider or prescribing physician with regards to drug utilization and potential contraindications.

7.	Attachment I, section 10.11.3.1, Discharge Planning is hereby included as follows:

Discharge planning shall mean the evaluation of an enrollee’s medical care needs, including mental health or substance abuse service needs, or both, in order to arrange for appropriate care after discharge from one level of care to another level of care.

The plan shall:

a.	Monitor that the discharge plan from any behavioral health inpatient admission incorporates the enrollee’s needs for continuity in existing behavioral health therapeutic relationships.

b.	Ensure that enrollees’ family members, their guardians, outpatient individual practitioners, and other identified supports are given the opportunity to participate in enrollee treatment to the maximum extent practicable, including behavioral health treatment team meetings, developing the discharge plan, when appropriate, and for adult enrollees, only when the enrollee has consented to their involvement.

Medicaid HMO Contract

c.	Designate staff members who will be responsible for identifying enrollees who remain in the hospital for non-clinical reasons (i.e. absence of appropriate treatment setting availability, high demand or risk enrollees, and enrollees with multiple agency involvement).

d.	Develop a plan and design a mechanism which shall monitor and ensure that clinically indicated behavioral health services are offered and available to enrollees within twenty-four hours of discharge from an inpatient setting.

e.	Ensure and monitor that medication management by a behavioral health program clinician, who is duly qualified and licensed to provide medication management will be available to enrollees requiring medication monitoring within twenty-four hours of discharge from a behavioral health program inpatient setting.

f.	Require that behavioral health network providers, upon admission of an enrollee:

•	Assign a case manager or other appropriate staff;

•	Develop in collaboration with the enrollee, an individualized discharge plan for the next service or program or discharge anticipating the enrollee’s movement along a continuum of services;

•	Make best efforts to ensure a smooth transition to the next service or to the community;

•	Document all significant efforts related to these activities, including the enrollee’s active participation in discharge planning.

8.	Attachment I, section 10.11.3.2, Transition Plan is hereby included as follows:

A transition plan is defined as a detailed description of the process of transferring enrollees from current fee for service providers or MediPass to the plan behavioral health service provider network to ensure optimal continuity of care. The plan must include, but not be limited to, a timeline for transferring enrollees, description of provider file transfers, scheduling of appointments, proposed prescription drug protocols, and payment to existing providers during the transition period.

The plan will be required to minimize the disruption of treatment by an enrollee’s current behavioral health treatment provider by providing for enrollee use of out-of-plan services. For enrollees who have been receiving behavioral health treatment for at least six months from a participating or non-participating provider, the plan will continue to authorize and pay valid claims until the plan has reviewed the enrollee’s treatment plan and developed and implemented an appropriate written transition plan.

During the first three months of the initiation of behavioral health care under this contract, requests for behavioral health care shall not be denied under the following conditions:

a.	The enrollee is a community behavioral health center patient and the center has discussed the enrollee’s care with the plan.

b.	If following contact with the plan, there is no provider readily available and the enrollee’s condition would not permit a delay in treatment.

However, if the previous treating provider is unable to allow the plan access to the enrollee’s clinical record because the enrollee refuses to release the record, then the plan would only be responsible to reimburse the out-of-plan provider for four sessions of outpatient behavioral health counseling or

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therapy, or one outpatient psychiatric physician session, or two sessions of community-based wrap around services, or six sessions of comprehensive community support services.

Any disputes related to coverage of services necessary for transitioning enrollees from their current behavioral health treatment provider to a plan provider shall follow the process set forth in section 20.11 of this contract, entitled Grievance System Requirements.

The plan shall reimburse non-contract providers for authorized out-of-plan non-emergency services, provided such claims are submitted within twelve months of the date of service. The plan must process such claims within the time period specified in section 641.3155, F.S.

9.	Attachment I, section 10.11.5, Functional Assessments (Behavioral Health) is hereby amended to now read:

The plan shall ensure its providers administer functional assessments using the Functional Assessment Rating Scales (FARS) for persons over age 18 and Child Functional Rating Scale (CFARS) for persons age 18 and under. The plan shall ensure the provider administers and maintains the FARS and CFARS for enrollees of behavioral health care services and upon termination of providing such services. The FARS and CFARS shall be administered according to the FARS and CFARS manual. The results of these assessments must be maintained in each enrollee’s file, including a chart trending the results of the assessments. Additionally, the plan must evaluate these data and report outcome measures and trends to the Agency on an annual basis by August 15.

10.	Attachment I, section 10.11.7, Outreach Requirements (Behavioral Health) is hereby amended to now read:

At a minimum, the plan shall have an outreach plan that is designed to encourage enrollees to seek behavioral health care assistance with the plan when assistance is perceived to be needed. In addition, the outreach plan shall provide for the following:

a.	Outreach communications that are written at the fourth grade reading level.

b.	Outreach communications that are written in a language spoken by the enrollee.

c.	The plan shall develop and implement a program designed to assist primary care providers in the identification and management, including referral and other resources to aid in the treatment of individuals with severe and persistent mental illnesses, children with severe and emotional disturbances, and individuals with clinical depression.

d.	The plan shall also develop and implement a program to identify and manage enrollees who are homeless.

11.	Attachment I, section 10.11.8, Quality Improvement Requirements (Behavioral Health) is hereby amended to now read:

The plan’s quality improvement program shall include a behavioral health component in order to monitor and assure that behavioral health services provided are sufficient in quantity, of acceptable quality, and meet the needs of the enrolled population. Specifically, treatment plans must identify reasonable and appropriate objectives, planned services that are appropriate to meet the identified objective, and retrospective reviews that must confirm that the care provided and its outcomes were consistent with approved treatment plans and appropriate for the enrollees’ needs.

Medicaid HMO Contract

As specified in section 20.12, the plan shall have two quality of care projects related to behavioral health.

In determining if behavioral health care is acceptable under current standards, the plan shall perform the following:

a.	A quarterly review of a random selection of 10 percent or 50 enrollee records, whichever is fewer, of enrollees who have received behavioral health care services during the previous quarter.

b.	Review elements for these reviews shall include management of specific diagnoses, appropriateness and timeliness of care, comprehensiveness of and compliance with the plan of care, and evidence of special screening for high-risk individuals or conditions.

In Areas in which there is not an established local advisory group, the plan shall be responsible for development of local advisory group meetings within 60 days of being responsible for the provision of behavioral health services in each Area. Should there be more than one plan in an Area authorized to provide behavioral health services, the plans shall work together in establishing an Area local advisory group. Composition of local advisory groups shall follow Attachment VII. The plan shall send representation to the local advisory groups that convene quarterly and report to the Agency on behavioral health advocacy and programmatic concerns. These groups shall provide technical and policy advice to the Agency regarding prepaid behavioral health care.

12.	Attachment I, section 10.11.9, Administrative Staff Requirements (Behavioral Health) is hereby amended to now read:

The plan must identify a plan staff person with oversight responsibility for the behavioral health services required in this section and to act as liaison to the Agency.

The plan’s medical director shall appoint a board certified or board eligible psychiatrist to oversee the proper provision of covered behavioral health services to enrollees. This appointment may be to a subcontractor of the plan.

The appointed licensed psychiatrist shall be the sole individual authorized to deny initial or concurrent authorization of any request for mental health services. This review by a psychiatrist shall be part of the utilization management process and not part of the clinical review, which may be requested by a provider or enrollee after a denial has been issued.

The Agency shall review and approve the plan’s staff and subcontracted behavioral health care providers in order to determine the plan’s compliance with the requirements of section 20.5, Licensure of Staff, of this contract, prior to the plan’s expansion.

13.	Attachment I, section 10.11.12, Monitoring (Behavioral Health), the second paragraph is hereby amended to now read:

The Agency shall conduct an annual behavioral health clinical audit of the plan as needed as determined by the Agency, but at least once a year. This requires management data be identified and collected for use by medical audit personnel. Data collected must include information on the use of behavioral health services and reasons for enrollment and termination.

Medicaid HMO Contract

14.	Attachment I, section 20.2, Minimum Standards, item h. is hereby amended to now read:

h.	At least one pediatrician or one county health department, a federally qualified health center or a rural health clinic within 30 minutes of average ground travel time, where not inconsistent with other thresholds of the contract, providing care or coverage on a 24 hours a day, 7 days a week basis. The Agency may waive this requirement in writing for rural areas and where there are no pediatricians, county health departments, federally qualified health centers, or rural health clinics within typical travel time.

15.	Attachment I, section 20.12, Quality Improvement, is hereby amended as follows:

•	Item e., the first paragraph is hereby amended to now read:

At least four Agency-approved quality-of-care projects must be performed by the plan. Each study/project must include a statistically significant sample of Medicaid lives. One of the four projects must be a (QAPI) Project on Language and Culture: Clinical Health Care Disparities or Culturally and Linguistically Appropriate Services, initiated by January 31, 2005. If the plan provides behavioral health care services, two additional Agency-approved quality-of-care projects must be performed. Planning for these projects must begin within 60 days of behavioral health implementation and must be specific to behavioral health care services. Quality of care projects may be Area specific or statewide based on the best judgment of the health plan and approved by the Agency. The plan shall provide notification to the Agency prior to implementation. The notification shall include the general description, justification, and methodology for each project and document the potential for meaningful improvement. The plan shall report quarterly to the Agency within 30 days of the reporting quarter. The report shall include the current status of the project, including but not limited to goals, anticipated outcomes, and ongoing interventions. The results shall be reported no less than annually. Each project shall have been through the plan’s quality process, including reporting and assessments by the quality committee and reporting to the board of directors.

•	Item g., subsection 6 is hereby included as follows:

6.	Implementation of Outcome and Evidence-Based Systems of Care specific to behavioral health care services will be assessed annually and provide the plan the opportunity to score up to fifteen bonus points in the Plan Service Performance table which is used to measure plan performance on a weighted basis.

(a)	Implementation of the Florida medication algorithm program in its daily practices to provide evidence based treatment and promote optimal recovery for people with serious and persistent mental illness (one or more severe mental illnesses). [5 points]

(b)	Implementation of nationally recognized evidence-based practices for persons diagnosed with Schizophrenia. [5 points]

(c)	Implementation of nationally recognized evidence-based practices for persons diagnosed with other serious and persistent mental illnesses. [5 points]

16.	Attachment I, section 30.6.1, Behavioral Health Enrollment is hereby amended to now read:

If a plan assigns enrollees to specific behavioral health care providers, the plan shall assign enrollees to the plan’s direct service behavioral health care providers based on enrollee choice. For enrollees who have not made a choice of behavioral health care provider, if the plan makes assignments, the plan shall make assignments based on factors, such as qualified providers, history of treating providers, and relative proximity of the enrollee’s residence to the behavioral heath care provider’s location.

Medicaid HMO Contract

Upon new enrollment or re-enrollment of an enrollee, in addition to the requirements of section 30.7, Member Notification, the plan shall provide the following information to the plan enrollee:

a.	Procedures for obtaining required behavioral health services, including any additional plan phone numbers to be used for obtaining services;

b.	List of plan’s behavioral health service centers (including city and county);

c.	Member Handbook that shall include the following:

1.	A notice that clearly states that the enrollee may select an alternative behavioral health care coordinator or direct service behavioral health care provider within the plan, if one is available;

2.	Description of behavioral health services provided, including limitations, exclusions and out-of-plan use;

3.	Description of emergency behavioral health services and procedures both in and out of the plan’s service area;

4.	Information to assist the enrollee in assessing a potential behavioral health problem.

If an enrollee makes a request for services to the plan, the plan shall provide the enrollee with the name (or names) of qualified behavioral health providers, and if requested, assist the enrollee with making an appointment with the provider that is within the required access times indicated in this section.

17.	Attachment I, section 30.11.2, Involuntary Disenrollments is hereby amended as follows:

•	The word “member” is hereby deleted and replaced with “enrollee”.

•	Item e., and subsection 2 are hereby amended to now read:

e.	The plan may submit an involuntary disenrollment request to the Agency plan analyst after providing to the enrollee at least one verbal and at least one written warning of the full implications of his/her failure of actions:

2.	For an enrollee whose behavior is disruptive, unruly, abusive or uncooperative to the extent that his or her membership in the plan seriously impairs the organization’s ability to furnish services to either the member or other enrollees. This does not apply to individuals with mental health diagnoses if the behavior is attributable to the mental illness.

•	Item g. is hereby amended to now read:

g.	The following are unacceptable reasons for the plan, on its own initiative, to request disenrollment of an enrollee: pre-existing medical condition; mental health diagnosis; changes in health status; volume of utilization, and periodically missed appointments.

Medicaid HMO Contract

18.	Attachment I, section 60.2, HMO Reporting Requirements, is hereby amended as follows:

•	First paragraph, the first sentence is hereby amended to now read:

The plan is responsible for complying with all the reporting requirements established by the Agency in sections 60.2 and 60.3.

•	Table 1, Summary of Reporting Requirements for Medicaid Contracted Health Maintenance Organizations, is hereby amended to delete the following reports:

•	Behavioral Health Quarterly Report

•	FARS/CFARS

•	Behavioral Health: Annual Expenditure Report

19.	Attachment I, section 60.2.13, Minority Business Enterprise Contract Reporting, the second paragraph is hereby amended to include the following:

This requirement can be waived by the agency if the plan demonstrates that it is either at least 51 percent minority owned, at least 51 percent of its board of directors are a minority, at least 51 percent of its officers are a minority, or if the plan is not for profit corporation and at least 51 percent of the population it serves belong to a minority.

20.	Attachment I, sections 60.3 through 60.3.6 are hereby deleted and replaced as follows:

60.3 Behavioral Health Reporting Requirements

In all AHCA Areas where the plan is capitated for and provides behavioral health care services, the Agency requires additional reporting in accordance with 60.3, Table A, Behavioral Health Reporting Requirements.

Failure of the plan to submit required reports accurately and within the time frames specified may result in penalties in accordance with Section 70.17, Sanctions of this contract.

60.3.1 Consumer Satisfaction Survey Summary

In Areas 1 and 6 and upon implementation of behavioral health in other Areas, the plan shall conduct a consumer satisfaction survey in both English and Spanish semi-annually. The plan shall report the consumer satisfaction survey summary to the Agency semi-annually in accordance with Table B, Consumer Satisfaction Survey Summary, attached hereto and made a part of the contract. The sampling for the survey shall be a statistically significant sample of each category represented for members having received behavioral health services during the period reflected in the report.

60.3.2 Stakeholders Satisfaction Survey Summary

The provider shall submit to the agency semi-annually a report that summarizes the results of a Satisfaction Survey conducted of relevant stakeholders affected by the plan. At a minimum the stakeholders surveyed shall include the Department of Children and Families Protective Service Counselors and Family Services Counselors, community based care program staff (if applicable to the district), identified consumer advocacy groups, foster parents of recipients enrolled in the plan, parents or guardians of children experiencing serious emotional disturbances, and out-of-plan providers. The

Medicaid HMO Contract

provider must submit the survey form to the agency for approval prior to implementation in accordance with Table C, Stakeholders Satisfaction Survey Summary, attached hereto and made a part of the contract.

The Survey Summary shall include the following information:

•	Types of stakeholders surveyed;

•	Number of surveys distributed to each group;

•	Number of surveys completed in each group;

•	Method used;

•	Summary of responses;

•	Significant findings or results that will be addressed.

60.3.3 Appeals Reporting

In Areas 1 and 6 and upon implementation of behavioral health in other Areas, the plan shall include in its quarterly appeals reports, a sub-listing of all current behavioral health related appeals and the status of such appeals to the Agency as required in section 60.2, HMO Reporting Requirements, of this contract in accordance with the draft format in Table D, Appeals, Summary, and Details, attached hereto and made a part of the contract.

60.3.4 Quality Improvement Reporting

In Areas 1 and 6 and upon implementation of behavioral health in other Areas, the plan shall submit to the plan analyst, on a quarterly basis, a summary of the plan’s behavioral health quality improvement activities and findings for that quarter, as well as a summary of the status of any unresolved prior quarter behavioral health care services issues. In addition, the plan shall include behavioral health quality improvement activities and reporting as part of the plan’s general assurance activities as required in Section 20.12, Quality Improvement, of this contract.

60.3.5 Crisis Stabilization Unit (CSU) Reporting

The provider shall submit quarterly reports to the Agency in a format prescribed by the Agency, which reflect an accurate count of CSU days for all members in accordance with the draft format in Table F, Crisis Stabilization Unit (CSU) Data, attached hereto and made a part of the contract. Any care provided in an inpatient facility must be reported pursuant to section 60.2.6. The requirement in section 60.3.5 is strictly for CSU days.

60.3.6 Critical Incident Reporting

For providers under contract with the Department of Children and Families, the State of Florida operating procedures for incident reporting and client risk protection (CF Operating Procedure No. 215-6, November 1, 1998) establishes departmental procedures and guidelines for reporting information related to the incidents specified in this section.

The reporting requirements in this section do not replace the abuse, neglect and exploitation reporting system established by the state. Allegations of abuse, neglect or exploitation must always be reported immediately to the Florida Abuse Hotline and appropriate district human rights advocacy committee as required by law. Additionally, the plan must report to the Agency in accordance with the draft format in Table H, Critical Incidents Summary, and Table H-1, Critical Incident Individual, both attached hereto and made a part of the contract.

Medicaid HMO Contract

The following definitions of reportable incidents apply specifically to the provider, providers, and any subcontractors providing services to recipients under the plan.

A.	The provider must report immediately to the Agency, in accordance with the draft format in Table H-1, Critical Incident Individual, the following events if such occur:

1.	Death of a recipient due to one of the following:

•	Suicide;

•	Homicide;

•	Abuse or neglect; or

•	An accident or other incident that occurs while the recipient is in a facility operated or contracted by the plan or in an acute care facility.

2.	Recipient Injury or Illness – A medical condition of a recipient that requires medical treatment by a licensed health care professional and which was sustained or allegedly sustained due to an accident, act of abuse, neglect or other incident occurring while the recipient is in a facility operated or contracted by the department or while the recipient is in an acute care facility.

3.	Sexual Battery – An allegation of sexual battery by a recipient on a recipient, employee on a recipient, or a recipient on an employee as determined by medical evidence or law enforcement involvement.

B.	Additionally, the provider shall immediately report to the Agency, in accordance with the draft format in Table H-1, Critical Incident Individual, if one of the following events occurs:

1.	Medication errors in an acute care setting; and

2.	Medication errors involving children in residential treatment, Specialized Therapeutic Foster Care, or children in the care or custody of the department.

C.	The provider must report monthly to the Agency, in accordance with the draft format in Table H, Critical Incidents Summary, a summary of all critical incidents including the following if such occurs:

•	Recipient Suicide Attempt – An act which clearly reflects the physical attempt by a recipient to cause his or her own death which results in bodily injury requiring medical treatment by a licensed health care professional.

21.	Attachment I, sections 60.3.7 through 60.3.12 are hereby included as follows:

60.3.7 Behavioral Health Care Expenditure Report

By April 1 of each year, plans with members in Areas 1 and 6 and upon implementation of behavioral health in other Areas shall provide a breakdown of expenditures related to the provision of behavioral health care, using the spreadsheet template provided by the agency. Pursuant to Section 409.912, F.S., 80 percent of the capitation paid to the plan shall be expended for the provision of behavioral health care services. In the event the plan expends less than 80 percent of the capitation, the difference shall be returned to the agency no later than May 1 of each year.

Medicaid HMO Contract

For reporting purposes in accordance with this section, ‘behavioral health services’ are defined as those services that the Plan is required to provide as listed in the Community Mental Health Services Coverage and Limitations handbook and the Mental Health Targeted Case Management Coverage and Limitations handbook.

For reporting purposes in accordance with this section ‘expended’ means the total amount, in dollars, paid directly or indirectly to behavioral health providers solely for the provision of behavioral health services defined above, not including administrative expenses or overhead of the plan in accordance with Table A, Behavioral Health Reporting Requirements. Should the report indicate capitation payment is to be returned to the Agency, a check for that amount shall accompany the report.

60.3.8 Details of Service Utilization

The provider shall report service utilization data on a quarterly basis, by eligibility group, for all services provided directly by the plan. The draft format for the report is specified in accordance with Table E, Details of Service Utilization, attached hereto and made a part of the contract. This report shall be submitted in a spreadsheet format pursuant to the instructions to be followed by the Agency:

60.3.9 Behavioral Health Pharmacy Encounter Data (B***YYQ*.txt)

The plan shall submit quarterly encounter data pursuant to section 10.11.3, item o. and Table K, Behavioral Health Pharmacy Encounter Data (B***YYQ*.txt), attached hereto and made a part of the contract. Table L, Behavioral Health Related Therapeutic Class Codes, is a reference table to be used when completing Table K, Behavioral Health Pharmacy Encounter Data (B***YYQ*.txt).

60.3.10 Allocation of Enrollees Report

The provider shall submit a quarterly report that details the total number of recipients, by eligibility category and separated by age group, assigned to each mental health care provider in accordance with section 10.11.1, and Table I, Allocation of Enrollees, attached hereto and made a part of the contract.

This report shall include the following data:

•	Total number of recipients, by age group, in each Medicaid eligibility category assigned to each provider (age groups are children under age 21, and adults age 21 and older);

•	Total number of recipients, by age group, assigned to each provider;

•	Percentage of total recipients in the plan assigned to each provider;

•	Total number of recipients by age group enrolled in the plan.

60.3.11 Targeted Case Management Caseload

The provider shall submit a report as requested, that details the status of targeted case management caseloads in accordance with section 10.11.1, item g. and Table J, Targeted Case Management Caseload, attached hereto and made a part of the contract. This report shall include the following information:

•	Number of FTEs providing targeted case management services at each provider;

•	Number of recipients receiving targeted case management services at each provider during the quarter;

•	Average caseload size for each FTE at each provider;

•	Numbers will be separated by type of case management, i.e., children, adult, and intensive team case management.

Medicaid HMO Contract

60.3.12 Required Staff/Providers

The provider shall submit contracted and subcontracted staffing information by position, name, and FTE for all direct service positions on a quarterly basis in accordance with section 10.11.9 and the draft format in Table G, Required Staff/Providers, attached hereto and made a part of the contract.

22.	Attachment I, section 100.0, Glossary is hereby amended to include the following:

The Florida Algorithm Project is a quality improvement initiative to help translate the latest available knowledge about medications into daily practice and promote optimal recovery.

23.	This amendment shall begin on December 27, 2004, or the date on which the amendment has been signed by both parties, whichever is later.

All provisions in the Contract and any attachments thereto in conflict with this amendment shall be and are hereby changed to conform with this amendment.

All provisions not in conflict with this amendment are still in effect and are to be performed at the level specified in the Contract.

This amendment and all its attachments are hereby made a part of the Contract.

This amendment cannot be executed unless all previous amendments to this Contract have been fully executed.

IN WITNESS WHEREOF, the parties hereto have caused this 59 page amendment (including all attachments) to be executed by their officials thereunto duly authorized.

HEALTHEASE OF FLORIDA, INC.		STATE OF FLORIDA, AGENCY FOR HEALTH CARE ADMINISTRATION

SIGNED BY:	/s/ Todd S. Farha	SIGNED BY:	/s/ Alan Levine
NAME:	Todd S. Farha	NAME:	Alan Levine
TITLE:	President & CEO	TITLE:	Secretary
DATE:	2/25/05	DATE:	3/1/05

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Medicaid HMO Contract

List of attachments/tables included as part of this Amendment:

Specify Type	Number	Description
Attachment	VII	Applicable Prepaid Mental Health Plan Programmatic and Administrative Requirements (27 Pages)

Table	A	Behavioral Health Reporting Requirements (2 Pages)

Table	B	Consumer Satisfaction Survey Summary (1 Page)

Table	C	Stakeholders Satisfaction Survey Summary (1 Page)

Table	D	Appeals, Summary, and Details (1 Page)

Table	E	Details of Service Utilization (Encounter Data Report) (1 Page)

Table	F	Crisis Stabilization Unit (CSU) Data (1 Page)

Table	G	Required Staff/Providers (1 Page)

Table	H	Critical Incidents Summary (1 Page)

Table	H-1	Critical Incident Individual (1 Page)

Table	I	Allocation of Enrollees (1 Page)

Table	J	Targeted Case Management Caseload (1 Page)

Table	K	Behavioral Health Pharmacy Encounter Data (B***YYQ*.txt) (1 Page)

Table	L	Behavioral Health Related Therapeutic Class Codes (1 Page)

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TABLE A

BEHAVIORAL HEALTH REPORTING REQUIREMENTS

Report	Specific Data Elements	Format	Frequency Requirements	Submit to:
Consumer Satisfaction Survey Summary	See section 60.3.1 and Table B	Hardcopy	Semi-annually, due 60 days after the end of the six months being reported. Also requires submission of copy of survey tool used.	AHCA Contract Manager & designee

Stakeholders Satisfaction Survey Summary	See section 60.3.2 and Table C	Hardcopy	Semi-annually, due 60 days after the end of the six months being reported. Also requires submission of copy of survey tool used	AHCA Contract Manager & designee

Appeals, Summary & Details	See section 60.3.3 and Table D	Electronic template provided by the Agency	Quarterly - Due 45 days after the end of the quarter being reported - Contains data for entire quarter	AHCA Contract Manager & designee

Details of Service Utilization	See section 60.3.8 and Table E	Spreadsheet format	Quarterly – Due 45 days after the end of the quarter being reported – Contains data for the entire quarter	AHCA Contract Manager & designee

Crisis Stabilization Unit (CSU) Data	See section 60.3.5 and Table F	Electronic template provided by the Agency	Quarterly – Due 45 days after the end of the quarter being reported – Contains data for the entire quarter.	AHCA Contract Manager & designee

Required Staff/Providers	See section 60.3.12 and Table G	Electronic template provided by the Agency	Quarterly – Due 45 days after the end of the quarter being reported – Contains data for the entire quarter	AHCA Contract Manager & designee

Critical Incident Summary	See section 60.3.6 and Table H	Electronic template provided by the Agency	Monthly –Due on the 15th of the month- Contains previous calendar month’s data	AHCA Contract Manager & designee

Critical Incidents Individual	See section 60.3.6 and Table H-1	Electronic template provided by the Agency	Immediately upon occurrence	AHCA Contract Manager & designee

Allocation of Enrollees	See section 60.3.10 and Table I	Electronic template provided by the Agency	Quarterly - Due 45 days after the end of the quarter being reported - Contains data for entire quarter	AHCA Contract Manager & designee

Targeted Case Management Caseload	See section 60.3.11 and Table J	Electronic template provided by the Agency	As requested	AHCA Contract Manager & designee

Behavioral Health Pharmacy Encounter Data (B***YYQ*.txt)	See section 60.3.9 and Table K	Fixed record length text file	Quarterly – Due 45 days after the end of the quarter being reported	AHCA Contract Manager & designee

Behavioral Health Related Therapeutic Class Codes	Table L is a reference table for use in completion of Table K. (See Section 10.11.3, item o.)	Not Applicable	Table to be used for reference to complete Table K.

FARS/CFARS	See section 10.11.5; Area 1 and Area 6 and upon implementation of behavioral health in other Areas	As required by section 10.11.5	Annually, due no later than August 15.	AHCA Contract Manager & designee

Behavioral Health: Annual Expenditure Report	See section 60.3.7; Area 1 and Area 6 and upon implementation of behavioral health in other Areas	Electronic mail or diskette submission of completed agency- supplied template	Annually, due no later than April 1.	AHCA Contract Manager & designee

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TABLE B

Consumer Satisfaction Survey Summary

Number of surveys distributed
Number of surveys completed
Method used

Number of Responses for each item on the survey

Item numbers	Agree	Disagree	No response
1
2
3
4
5
6
7
8
9
10

Significant findings or results that will be addressed:

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TABLE C

Stakeholders Satisfaction Survey Summary

Types of Stakeholders surveyed	DCF Counselors	Community Based Care Providers	Foster Parents	Consumer Advocacy Groups	Parents of SED Children	Out-of-Plan Providers (specify)	Others
Number of Surveys Distributed

Number of surveys completed in each type

Method used for distribution

Summary of Responses:

Significant findings or results that will be addressed:

TABLE D

Appeals, Summary and Details

Type of Appeal	Number received
Access to Care
Clinical Care (provider)
Clinical Care (service)
Service provision (quality)
Service provision (quantity)
Service provision (timeliness)
Claims
Benefit plan
Total

Narrative for each appeal includes:

Enrollee Medicaid ID#

Name of assigned provider

Date appeal was filed

Date appeal was received

Description of appeal, including source and circumstance

Description of actions taken and the actual resolution

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TABLE E

Details of Service Utilization

(Encounter Data Report)

Enrollee Medicaid ID #	Enrollee Age	Enrollee Medicaid Eligibility Group	Service Code	Number of Units	Diagnosis Code	Pay-to Provider Name

Services that must be reported are as follows:

Inpatient Acute Care

Crisis Acute Care

Emergency Room Services

Crisis Intervention Services

Court Ordered evaluations

Medical Psychiatric Services

Adult Targeted Case Management

Children’s Targeted Case Management

Intensive Team Case Management

Functional Assessments (CFARS, etc.)

Evaluation and Testing services

Counseling and Therapy services

Rehabilitative Services

Intensive Therapeutic services for children

Home and community-based services for children

Day Treatment services

Community Treatment for State Hospital Discharges

Community Treatment services for Forensic enrollees

Psychiatric Evaluations for enrollees applying for nursing home admission

Opportunities for Recovery and Reintegration services

Services for Medically complex enrollees

Additional services identified as covered by the plan must be specified and reported.

TABLE F

Crisis Stabilization Unit (CSU) Data

Enrollee Medicaid ID#	# Units Authorized	# Units Provided	Provider’s Name	Type of Facility

Explanation for discrepancies between the number of units authorized and provided:

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TABLE G

Required Staff/Providers

Number of FTEs in Specialty Areas
Positions	Total # FTEs	Adoption	Child Protect	Dual Dx. - MI/SA	Dual Dx. - MI/DD	Dev. Disabili ty	Bx. Mgmt/ Altern. Therapy	Separ. & Loss	Sexual abuse – child	Sexual abuse - adult	Phys abuse – child	Phys abuse - adult	Domestic violence - children	Domestic violence - adults	Court ordered evals	Expert witness	Bi-Lingual
Adult Psychiatrists
Child Psychiatrists
Other Physicians
Physician Assistants & ARNPs
Psychologists
Masters
Social Workers
Bachelor Level
Associates Level
Non-Degreed Techs
RN
LPN
Other positions as applicable
Unduplicated Totals

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TABLE H

Critical Incidents Summary

Incident Type	# of Events
Enrollee Death – Suicide
Enrollee Death – Homicide
Enrollee Death – Abuse/Neglect
Enrollee Death – other
Enrollee Injury or Illness
Sexual Battery
Medication Errors – acute care
Medication Errors – children
Enrollee Suicide Attempt
Altercations requiring Medical Interventions
Enrollee Escape
Enrollee Elopement
Other reportable incidents
Total

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TABLE H-1

Critical Incident Individual

Enrollee Medicaid ID#:

Date of Incident:

Location of Incident:

Critical Incident Type:

Details of Incident:

(Include enrollee’s age, sex, diagnosis, current medication, source of information, all reported details about the event, action taken by plan or provider, and any other pertinent information)

Follow up planned or required: (Include information related to any plan or provider protocol that applies to event.)

Assigned provider:

Report submitted by:

Date of submission:

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TABLE I

Allocation of Enrollees

NUMBER OF ENROLLEES ASSIGNED TO EACH PROVIDER

Month/Year:	Medicaid Eligibility Category	Provider Name	Provider Name	Provider Name	Provider Name

Age Group - Children	TANF

Age Group - Adults	TANF

Age Group - Children	FOSTER CARE

Age Group – Children	SOBRA CHILDREN

Age Group – Children	SSI

Age Group – Adults	SSI
Total assigned to
Provider
Percentage of total
assigned to Provider
Total children in plan
Total adults in plan

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TABLE J

Targeted Case Management Caseload

Children’s Targeted Case Management

	Provider Name	Provider Name	Provider Name	Provider Name	Total in Plan
# FTEs
# Enrollees
Average Caseload Size

Adult Targeted Case Management

	Provider Name	Provider Name	Provider Name	Provider Name	Total in Plan
# FTEs
# Enrollees
Average Caseload Size

Intensive Team Case Management

	Provider Name	Provider Name	Provider Name	Provider Name	Total in Plan
# FTEs
# Enrollees
Average Caseload Size

Case Management of “Mixed” populations (i.e., children & adults)

	Provider Name	Provider Name	Provider Name	Provider Name	Total in Plan
#FTEs
# adult Enrollees
# child Enrollees
Average # adults per caseload

TABLE K

Behavioral Health Pharmacy Encounter Data (B***YYQ*.txt)

Data Element Name	Length	Data Type	Start Column	End Column	Description
RECIP_ID	9	Character	1	9	Medicaid Identification Number of Beneficiary (first 9 digits; no check digit necessary)
NDC	11	Character	10	20	National Drug Code Identification Number of the Dispensed Medication
CLASS	3	Character	21	23	Therapeutic Class Code (see Behavioral Health Related Therapeutic Class Code Listing)
QUANT	8	Numeric	24	31	Quantity of Drug Dispensed
DOS	10	Character	32	41	Date of Service (mm/dd/ccyy Please include the “/”)
HMO_ID	9	Character	42	50	9 digit Medicaid Provider Number of the HMO
RX_NUM	7	Character	51	57	Prescription Identification Number
DEA	9	Character	58	66	9 digit DEA Number of Prescriber
LICENSE	10	Character	67	76	Professional License Number of Prescriber
PHARM_ID	7	Character	77	83	Dispensing Pharmacy’s 7 Character National Association of Boards of Pharmacy Number (NABP)

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TABLE L

BEHAVIORAL HEALTH RELATED THERAPEUTIC CLASS CODES

Class Code	Description
J5B	ADRENERGICS, AROMATIC, NON-CATECHOLAMINE
H7B	ALPHA-2 RECEPTOR ANTAGONIST ANTIDEPRESSANTS
C0D	ANTI-ALCOHOLIC PREPARATIONS
H2F	ANTI-ANXIETY DRUGS
H4B	ANTICONVULSANTS
H2J	ANTIDEPRESSANTS O.U.
Z2A	ANTIHISTAMINES
H2M	ANTI-MANIA DRUGS
H6B	ANTIPARKINSONISM DRUGS, ANTICHOLINERGIC
H6A	ANTIPARKINSONISM DRUGS, OTHER
L3P	ANTIPRURITICS, TOPICAL
H7R	ANTIPSYCH, DOPAMINE ANTAG., DIPHENYLBUTYLPIPERIDINES
H7X	ANTIPSYCHOTICS, ATYP, D2 PARTIAL AGONIST/5HT MIXED
H7U	ANTIPSYCHOTICS, DOPAMINE & SEROTONIN ANTAGONISTS
H7T	ANTIPSYCHOTICS, ATYPICAL, DOPAMINE, & SEROTONIN ANTAG
H7P	ANTIPSYCHOTICS, DOPAMINE ANTAGONISTS, THIOXANTHENES
H7O	ANTIPSYCHOTICS, DOPAMINE ANTAGONISTS, BUTYROPHENONES
H7S	ANTIPSYCHOTICS, DOPAMINE ANTAGONST, DIHYDROINDOLONES
H2L	ANTI-PSYCHOTICS, NON-PHENOTHIAZINES
H2G	ANTI-PSYCHOTICS, PHENOTHIAZINES
H2D	BARBITURATES
U6W	BULK CHEMICALS
H2A	CENTRAL NERVOUS SYSTEM STIMULANTS
C6M	FOLIC ACID PREPARATIONS
H2C	GENERAL ANESTHETICS, INJECTABLE
H7J	MAOIS - NON-SELECTIVE & IRREVERSIBLE
H2H	MONOAMINE OXIDASE(MAO) INHIBITORS
H3T	NARCOTIC ANTAGONISTS
H7D	NOREPINEPHRINE AND DOPAMINE REUPTAKE INHIB (NDRIS)
S2B	NSAIDS, CYCLOOXYGENASE INHIBITOR - TYPE
H2E	SEDATIVE-HYPNOTICS, NON-BARBITURATE
H2S	SELECTIVE SEROTONIN REUPTAKE INHIBITOR (SSRIS)
H7E	SEROTONIN-2 ANTAGONIST/REUPTAKE INHIBITORS (SARIS)
H7C	SEROTONIN-NOREPINEPHRINE REUPTAKE-INHIB (SNRIS)
H7N	SMOKING DETERRENTS, OTHER
H2X	TRICYCLIC ANTIDEPRESSANT/BENZODIAZEPINE COMBINATNS
H2W	TRICYCLIC ANTIDEPRESSANT/PHENOTHIAZINE COMBINATNS
H2U	TRICYCLIC ANTIDEPRESSANTS & REL. NON-SEL. RU-INHIB
H2V	TX FOR ATTENTION DEFICIT-HYPERACT(ADHD)/NARCOLEPSY

ATTACHMENT VII

APPLICABLE PREPAID MENTAL HEALTH PLAN PROGRAMMATIC AND

ADMINISTRATIVE REQUIREMENTS

General Service Requirements

A.	The prepaid mental health plan provider will provide a full range of mental health service categories authorized under the state Medicaid plan as follows:

Note: Diagnostic codes listed in the Medicaid Community Mental Health Services Coverage and Limitations Handbook must be covered by the provider. Medicaid handbooks may be accessed at one of the following web sites: http://floridamedicaid.consultec-inc.com or http://www.fdhc.state.fl.us

1.	Inpatient hospital care for psychiatric conditions (ICD-9-CM codes 290 through 290.43, 293.0 through 298.9, 300 through 301.9, 302.7, 306.51 through 312.4 and 312.81 through 314.9, 315.3, 315.31, 315.5, 315.8, and 315.9);

2.	Outpatient hospital care for psychiatric conditions (ICD-9-CM codes 290 through 290.43, 293 through 298.9, 300 through 301.9, 302.7, 306.51 through 312.4 and 312.81 through 314.9, 315.3, 315.31, 315.5, 315.8, and 315.9);

3.	Psychiatric physician services (for psychiatric specialty codes 42, 43, 44 and ICD-9-CM codes 290 through 290.43, 293.0 through 298.9, 300 through 301.9, 302.7, 306.51 through 312.4 and 312.81 through 314.9, 315.3, 315.31, 315.5, 315.8, and 315.9);

4.	Community mental health services (ICD-9-CM codes 290 through 290.43, 293.0 through 298.9, 300 through 301.9, 302.7, 306.51 through 312.4 and 312.81 through 314.9, 315.3, 315.31, 315.5, 315.8, and 315.9);

5.	Mental Health Targeted Case Management (Children: W9891; Adults: W9892); and

6.	Mental Health Intensive Targeted Case Management (Adults: W9899).

Services available:

Services available under the plan must represent a comprehensive range of appropriate services for both children and adults who experience impairments ranging from mild to severe and persistent. The agency’s expectations and requirements related to each of the categories of service are included in the sections titled Medicaid Service Requirements and Additional Service Requirements. Medicaid Service Requirements section includes all Medicaid services required by federal and state law or rule. The Additional Service Requirements section describes additional service requirements under the prepaid mental health plan and outlines possible optional services under the plan.

Optional services may be available and provided with the savings achieved, and are defined as additional services that will enhance the services mandated in the contract. A list of possible optional services is included in the Additional Service Requirements section as an example of services that may be beneficial for plan enrollees. Optional services may be provided under the prepaid mental health plan contract as a downward substitution of care. When a service is intended to be provided as a downward substitution, the provider must use clinical rationale for determining the benefit of the service for the enrollee.

Covered services must be provided to Medicaid recipients enrolled in the provider’s prepaid mental health plan as required by each enrolled recipient without regard to the frequency or cost of services relative to the amount paid pursuant to the contract.

Payment for services will be on a monthly, prepaid capitated basis.

Medicaid Service Requirements

The Florida Medicaid Program provides a wide range of services/programs for Medicaid eligible recipients, as prescribed by the Medicaid provider handbooks. The services described below include those required by federal or state rules governing the Medicaid program. Services specifically required under the contract are identified in this section by the word “mandatory”.

In no instance may the plan’s service limitations be more restrictive than those that exist in the Florida Medicaid fee-for-service program, as described below for each service. The plan is encouraged to exceed these service limits.

The provider shall establish “medical necessity” criteria, including admission criteria, continuing stay criteria, exclusion criteria, and discharge criteria for all mandatory and optional services. Criteria must be specific to recipient ages and diagnoses.

A.	Inpatient Hospital Services – MANDATORY

Inpatient hospital psychiatric services are medically necessary mental health care services provided in a hospital setting. Services may be provided in a general hospital psychiatric unit or in a specialty hospital. The inpatient care and treatment services that an individual receives must be under the direction of a licensed physician with the appropriate Medicaid specialty requirements. A hospital’s per diem (daily rate) for inpatient mental health hospital care and treatment covers all services and items furnished during a 24-hour period. The facilities, supplies, appliances, and equipment furnished by the hospital during the inpatient stay are included in the per diem as well as the related nursing, social, and other services furnished by the hospital during the inpatient stay.

Inpatient hospital service Medicaid policy requirements are as follows:

1.	The provider is at risk for the provision of up to 45 days of hospital inpatient mental health treatment for each state fiscal year for all adult enrollees (enrollees 21 years of age or older). The 45-day limit on coverage is the sum of mental health inpatient days used by an enrollee within a state fiscal year. After an enrollee reaches their 45-day limit, the provider remains responsible for mental health physician management while the enrollee is in the hospital setting.

2.	For all child/adolescent enrollees (enrollees under 21 years of age), the provider shall be responsible for the provision of up to 365 days of mental health-related hospital inpatient care for each year.

3.	For all enrollees, the provider shall pay for inpatient mental health-related hospital days determined medically necessary by the plan’s medical director or designee, up to the maximum number of days required under the contract.

4.	If an enrollee is admitted to a hospital for a non-psychiatric diagnosis and during the same hospitalization transfers to a psychiatric unit or the treatment of a psychiatric diagnosis, the provider is at risk for the medically necessary mental health treatment inpatient days up to the maximum number of days required under the contract.

5.	The provider will be responsible to cover the cost of all enrollees’ medically necessary stays resulting from a mental health emergency, until such time as enrollees can be safely transported to a designated facility.

6.	Crisis Stabilization Units may be used as a downward substitution for inpatient psychiatric hospital care when determined medically appropriate. These bed days are included toward the 45-day coverage count discussed above in A.1. They are calculated on a two for one basis. Two CSU days count toward one inpatient day. Beds funded by the Department of Children and Families, Substance Abuse and Mental Health (SAMH) cannot be used for Medicaid covered recipients if there are non-funded clients in need of the beds. If CSU beds are at capacity, and some of the beds are occupied by Medicaid covered recipients, and a non-funded client presents in need of services, the Medicaid enrolled recipient must be transferred to an appropriate facility to allow the admission of the non-funded client. Therefore, the provider must demonstrate adequate capacity for inpatient hospital care in anticipation of such transfers.

Performance measures for this section include:

•	The number of prepaid mental health plan recipients utilizing CSU beds each quarter.

•	Any events where a non-funded client is unable to access care at an SAMH funded facility.

B.	Outpatient Hospital Services – MANDATORY

Outpatient hospital services are medically necessary mental health care services provided in a hospital setting. The outpatient care and treatment services that an individual receives must be under the direction of a licensed physician. Outpatient hospital services are paid at a line item rate for covered outpatient revenue center codes. Specifically, the provider is at risk for outpatient revenue center codes:

•	REV 450 - Emergency room

•	REV 513 - Psychiatric clinic

•	REV 901 - Psychiatric electroshock treatment

•	REV 914 - Psychiatric visit/individual therapy

•	REV 918 - Psychiatric/Testing

The provider is NOT at risk for outpatient medical supplies such as dressings, splints, oxygen, drugs and services such as x-rays and laboratory. These outpatient medical supplies and services are covered under the Medicaid fee-for-service system. The provider is at risk for outpatient emergency hospital services related to a mental health condition that falls within the definition of emergency mental health services. Emergency mental health services are those services required to meet the needs of an individual who is experiencing an acute crisis which is at a level of severity that would meet the requirements for involuntary examination pursuant to Section 394.463, Florida Statutes, and who, in the absence of a suitable alternative or mental health medication, would require hospitalization.

Outpatient hospital service Medicaid policy requirements are as follows:

1.	The provider provides outpatient hospital and emergency mental health services as medically necessary and appropriate, and without any specified dollar limitation.

2.	The provider designates a facility to provide emergency mental health and evaluation services to all enrollees on a 24 hours a day, 7 days per week basis.

3.	The provider covers the cost of emergency mental health and evaluation services provided to all enrollees at any non-designated facility when medically necessary and appropriate until such time as they can be safely transported to a plan facility.

4.	The provider does not require prior authorization of emergency mental health services by any enrollee but may require post authorization to expedite plan payment.

Performance measures for this section include:

•	Utilization rates and access times for emergency room mental health care/evaluation services during evenings and weekends.

•	Payment of claims for emergency room mental health care or evaluation services.

C.	Physician Services – MANDATORY

Physician services are those services rendered by a licensed physician who possesses the appropriate Medicaid specialty requirements when applicable. A psychiatrist must be certified as a psychiatrist by the American Board of Psychiatry and Neurology or the American Osteopathic Board of Neurology and Psychiatry, or have completed a psychiatry residency accredited by the Accreditation Council for Graduate Medical Education (ACGME) or the Royal College of Physicians and Surgeons of Canada. The

provider is at risk for the provision of physician services related to a mental health condition.

Physician services include specialty consultations, or consultations for evaluations. A physician consultation must include an examination and evaluation of the recipient with information from family member(s) or significant others as appropriate. The consultation must include written documentation on an exchange of information with the attending physician and/or MediPass primary care physician. The components of the evaluation and management procedure code and diagnosis code must be documented in the recipient’s medical record. A hospital visit to a recipient in an acute care hospital for a mental health diagnosis must be documented with a mental health procedure code and mental health diagnosis code. All procedures with a minimum time requirement must be documented in the medical record to show the time spent providing the service to the recipient. The provider must be responsive for requests for consultations made by the primary care physician who may be out of network or in the MediPass network.

Physicians are required to coordinate medically necessary mental health care with the primary care physician and other physicians involved with the care of the recipient. The provider must have a set of protocols that indicate when such coordination will be required.

Performance measures for physician services include:

•	The number of cases in which there is documentation of appropriate coordination of care.

•	Payment of mental health care claims for physician services specialty consultations, or consultations for evaluations.

D.	Community Mental Health Services – MANDATORY

Community mental health services include mental health services that are provided for the maximum reduction of the recipient’s mental health disability and restoration to the best possible functional level. Community mental health services can reasonably be expected to improve the recipient’s condition or prevent further regression so that the services will no longer be needed. The provider must provide services that are medically necessary and are rendered or recommended by a physician or psychiatrist and included in a treatment plan. Medically necessary community mental health services must be provided to persons of all ages from very young children through the geriatric population. The provider is encouraged to expand the criteria for some services and base those upon social necessity rather than strict medical necessity requirements. Provision of those services very early may reduce the provision of expensive services later. Services should be age appropriate and sensitive to the developmental level of the recipient. The term “community mental health services” is not intended to suggest that the following services must be provided by state funded “community mental health centers” or to preclude state funded “community mental health centers” from providing these services.

The services must meet the intent of the services covered in the Florida Medicaid Community Mental Health Services Coverage and Limitations Handbook. Although the provider can provide flexible services, the service limits and medical necessity criteria cannot be more restrictive than those in Medicaid policy as stated in Medicaid handbooks and the PMHP contract. Additionally, the provider may have available additional services, but must have the core services available as outlined and discussed below.

There are seven basic categories of mental health care services provided under community mental health. The frequency, duration, and content of the services should be consistent with the age, developmental level and level of functioning of the recipient. The provider shall develop clinical care criteria appropriate for each service to be provided. The following seven categories of mental health services are required:

1.	Treatment planning and review:

Treatment planning includes working with the recipient, the natural support system, and all involved treating providers to develop an individualized plan for addressing identified clinical needs. A face-to-face interview with the recipient by a licensed practitioner must be completed during the development of the plan. The individualized treatment plan should accurately reflect the presenting problems of the recipient, identified strengths of the recipient, family, and other natural support systems, and outcome-oriented objectives for the recipient. The treatment plan shall also include an outcome-oriented schedule of services that will be provided to meet the recipient’s needs. Services and service frequency shall be individualized and reflect the needs, goals, and abilities of each recipient.

Treatment plan reviews shall be conducted at appropriate time intervals to assure that the services being provided are effective and remain appropriate for addressing individual needs. A review is expected whenever clinically significant events occur. The provider is expected to use the treatment plan review process in the utilization management of medically necessary services.

2.	Evaluation and testing services:

a.	These services include psychological testing (standardized tests) and evaluations that assess the recipient’s functioning in all areas. Evaluations completed prior to provision of treatment must include a holistic view of factors that underlie or may have contributed to the recipient’s need for services. Evaluations that are completed for diagnostic purposes are included in this category also. Diagnostic evaluations must be comprehensive and when completed must be used in the development of an individualized treatment plan. All evaluations must be appropriate to the age, developmental level and functioning of the recipient. All evaluations must include a clinical summary that integrates all the information gathered and identifies recipient’s needs. The evaluation should prioritize the clinical needs, evaluate the effectiveness of any prior treatment, and include recommendations for interventions and services to be provided. All new recipients should receive an evaluation unless there is sufficient collateral information that a new evaluation would not be necessary.

b.

Evaluation services, when determined medically necessary must include psychological testing, bio-psychological evaluations, and in-depth assessments. Also included in this category is the administration of functional assessments that are required by the Agency for Health Care

Administration or the Department of Children and Families or the Florida Mental Health Institute Independent Evaluation.

3.	Treatment services provided by a psychiatrist, psychiatric ARNP, or physician:

a.	These services include medically necessary interventions that require the skills and expertise of a psychiatrist, psychiatric ARNP, or physician.

b.	Medical psychiatric interventions include the prescribing and management of medications, monitoring side effects associated with prescribed medications, individual or group medical psychotherapy, psychiatric evaluation (for diagnostic purposes and for initiating treatment), psychiatric review of treatment records for diagnostic purposes, and psychiatric consultation with a recipient’s family or significant others, primary care providers, and other treatment providers. Clinic visits are also a required service. They include specimen collections, taking vital signs and administering injections.

c.	These services are distinguished from the physician services outlined above in that they are provided through a community mental health provider. Psychiatric or physician services must be available at sites where substantial amounts of community mental health services are provided.

4.	Therapy Services:

a.	These services include individual or group therapy, which may include psychotherapy or supportive counseling focused on assisting recipients with the problems or symptoms identified in an assessment. The focus should be on identifying and utilizing the strengths of the recipient, family, and other natural support systems. Therapy services should be geared to the individual needs of the recipient and should be sensitive to the age, developmental level, and functional level of the recipient.

b.	Family or marital therapy is also included in this category. Examples of interventions include those that focus on resolution of a life crisis or an adjustment reaction to an external stressor or developmental challenge. The provider shall offer recipients a choice of direct service providers, as well as location, to the extent feasible and appropriate.

5.	Rehabilitative services:

a.	Rehabilitative services are those services that assist recipients in functioning within the limits of a disability or disabilities resulting from a mental illness. Services focus on restoration of a previous level of functioning or improving the level of functioning. Services must be individualized and directly related to goals for improving functioning within a major life domain.

b.	The coverage must include social rehabilitation and counseling, and basic living skills training. Social rehabilitation and counseling includes the redevelopment of communication or socialization skills. These services are directed toward improving the recipient’s level of functioning. Rehabilitative services also include training that will promote redevelopment or restoration of skills needed to live independently in the community.

6.	Day Treatment Services:

a.	Adult day treatment services include therapy, rehabilitation, social interactions, and other therapeutic services that are designed to redevelop, maintain, or restore skills that are necessary for individuals to function in the community. The provider must have an array of available services designed to meet the individualized needs of the recipient, and which address the following primary functions:

•	Stabilize symptoms related to a mental health disorder to reduce or eliminate the need for more intensive levels of care;

•	Provide a level of therapeutic intensity between traditional outpatient and an inpatient or partial hospital setting;

•	Provide a level of treatment that will assist recipients in transitioning from an acute care or institutional settings;

•	Assist individuals in redeveloping the skills required to maintain a living environment, use community resources, and conduct activities of daily living;

•	Assist individuals in redeveloping or restoring skills that are needed to increase an individual’s ability to live independently in the community.

b.	Children’s day treatment services include therapy, rehabilitation and social interactions, and other therapeutic services that are designed to redevelop, maintain, or restore skills that are necessary for children to function in their community. For children, the approach must take into consideration their developmental levels and delays in development due to emotional disorders. If the child is school age, the services must be coordinated with the school system. All therapeutic day treatment interventions for children must have a component that addresses caregiver participation and involvement. Services for all children should be coordinated with home care to the greatest extent possible. The coverage of day treatment must include an array of programs with the following functions:

•	Stabilize the symptoms related to a mental health disorder to reduce or eliminate the need for more intensive levels of care;

•	Provide transitional treatment after an acute episode, admission to an inpatient program, or discharge from a residential treatment setting;

•	Provide a therapeutic intensity not possible in a traditional outpatient setting;

•	Assist the child in redeveloping the skills required to conduct activities of everyday living in the community that are age appropriate.

c.	Staff providing adult or children’s day treatment services must have appropriate training and experience. Licensed professionals must be available to provide clinical services when necessary.

7.	Additional Community Mental Health Services for Children:

a.	All of the community mental health services discussed above must be made available to children when medically necessary. The services described in this section are two additional core services that must be available to children when medically necessary. This coverage is mandatory for children with a serious emotional disturbance. These services may be optional for adults at the provider’s discretion. These services are intended to maintain the child in the home and to prevent reliance upon a more intensive, restrictive, and costly mental health placement. They are also focused on helping the child possess the physical, emotional, and intellectual skills to live, learn and work in their own communities. Coverage must include the provision of these services outside of the traditional office setting. The services must be provided where they are needed, in the home school or other community sites.

(1)	Intensive Therapeutic On-Site Services include the provision of a professional level therapeutic service that may include the teaching of problem solving skills, behavioral strategies, normalization activities and other treatment modalities that are determined to be medically necessary. These services should be designed to maximize strengths, reduce behavior problems or functional deficits stemming from the existence of a mental health disorder.

(2)	Home and Community Based Rehabilitative Services should be designed for the restoration, modification, and maintenance of social, personal adjustment and basic living skills. These services are usually provided by a paraprofessional and are used to support the therapeutic approach rendered through the intensive therapeutic on-site service. The services should only be provided when they are directly related to a mental health disorder.

b.

The Comprehensive Assessment is NOT a covered service at this time. It will be available through Medicaid fee-for-service and may be considered as a covered service in the future. The provider is required to review the results of a completed comprehensive assessment and is responsible for medically necessary covered services recommended. It is expected that the provider will use the findings as a basis for the child’s treatment plan. For children in foster care, the review of the comprehensive assessment must be coordinated with the Department of Children and Families Office of Family Safety or the Department’s contracted Community Based Care provider.

c.	Specialized Therapeutic Foster Care (STFC) is NOT a covered service. The plan will not be responsible for the provision of room and board or any psychotherapeutic service covered by Medicaid under the Specialized Therapeutic Foster Care Program. The plan is responsible for inpatient psychiatric services, outpatient psychiatric hospital services, emergency mental health services, and psychiatric physician services.

The provider is also responsible for Medicaid services, if necessary, that would be reimbursable, except for the daily per diem for each level of care, under the Medicaid fee-for-service system. These services include the following:

•	Intensive Therapeutic On-Site Services

•	Home and Community-Based Rehabilitative Services

•	Day Treatment Services

•	Psychiatric services by a psychiatrist when these services are required more than once per month.

•	Treatment planning

d.	Children receiving Behavioral Health Care Overlay Services (BHOS) are NOT covered in the prepaid mental health program. Any Medicaid allowable mental health services for these children may be reimbursed on a fee-for-service basis. Youths in residential treatment centers will also not be covered by the prepaid mental health program. Placement will be coordinated with the appropriate District Case Review Committee. Any allowable Medicaid services will be provided on a fee-for-service basis. Children admitted to a facility that provides Medicaid Behavioral Health Care Overlay Services will be disenrolled from the plan and then covered under Medicaid fee-for-service for mental health services. The Medicaid contract manager or designee will be responsible for the disenrollment process. The Department of Children and Families, Department of Juvenile Justice, residential providers, and/or the assigned Mental Health Targeted Case Management providers will be responsible for notifying Medicaid of all admissions and discharges. A specific agreement regarding the disenrollment and re-enrollment process will be developed between the agency, residential providers, and the departments.

The provider shall establish “Medical Necessity” criteria, including admission criteria, continuing stay criteria, and discharge criteria for all mandatory and optional services. Criteria must be specific to recipient ages and diagnoses.

Performance measures for community mental health services are:

•	The number of days spent in the community (not in inpatient hospitals, detention, or correctional facilities).

•	Improvement in individual functioning.

E.	Assertive Community Treatment (ACT) is NOT a covered service. If a recipient enrolled in the prepaid mental health plan is designated eligible by the Department of Children and Families, Substance Abuse, and Mental Health Program Office to be served within an Assertive Community Treatment Team, the department will be responsible for notifying the PMHP Contract Manager or designee to disenroll the recipient from the plan. A specific agreement regarding the disenrollment and re-enrollment process will be developed between the agency, the provider, and the department.

F.	Mental Health Targeted Case Management – MANDATORY

The provider must provide targeted case management services to children with serious emotional disturbances and adults with a severe mental illness as defined below. The provider shall meet the intent of the services as outlined below and in the Medicaid Mental Health Targeted Case Management Coverage and Limitations Handbook.

1.	Target Population

The provider shall set criteria and clinical guidelines for case management services. Service limits and criteria developed cannot be more restrictive than those in Medicaid policy and as stated below.

a.	The provider must have case management services available to children who have a serious emotional disturbance as defined as: a child with a defined mental disorder; a level of functioning which requires two or more coordinated mental health services to be able to live in the community; and be at imminent risk of out of home mental health treatment placement.

b.	The provider must also have case management services available for adults who:

(1)	Are awaiting admission to a long-term mental health institution or residential treatment facility; or

(2)	Have been discharged from a long-term mental health institution or residential treatment facility.

Case management services shall be available to all recipients within the principles and guidelines described as follows:

•	Recipients who require numerous services from different providers and also require advocacy and coordination to implement or access services are appropriate for case management services;

•	Recipients who would be unable to access or maintain consistent care within the service delivery system without case management services are appropriate for the service;

•	Recipients who do not possess the strengths, skills, or support system to allow them to access or coordinate services are appropriate for case management services;

•	Recipients without the skills or knowledge necessary to access services may benefit from case management. Case management provides support in gaining skills and knowledge needed to access services and enhances the recipient’s level of independence.

The provider will not be required to seek approval from the Department of Children and Families, District Substance Abuse and Mental Health Program Office for client eligibility or mental health targeted case management agency or individual provider certification. The staffing requirements for case management services are listed within the Minimum Access and Network Standards section.

2.	Required Services

a.	Mental Health Targeted Case Management services include working with the recipient and the recipient’s natural support system to develop and promote a needs assessment-based service plan. The service plan reflects the services or supports needed to meet the needs identified in an individualized assessment of the following areas: education or employment, physical health, mental health, substance abuse, social skills, independent living skills, and support system status. The approach used should identify and utilize the strengths, abilities, cultural characteristics, and informal supports of the recipient, family, and other natural support systems. Targeted case managers focus on overcoming barriers by collaborating and coordinating with other service providers and the recipient to assist in the attainment of service plan goals. The targeted case manager takes the lead in both coordinating services/treatment and assessing the effectiveness of services provided.

b.	When targeted case management recipients enrolled in the prepaid mental health plan are hospitalized in an acute care setting, state mental hospital, or are incarcerated in a forensic or corrections facility, the provider shall maintain contact with the individual and shall participate actively in the discharge planning processes and assist recipients in corrections facilities with immediate access to care upon return to the community.

c.

Case managers are responsible for coordination and collaboration with the Department of Children and Families, or the community based care provider contracted with the department, for services provided to children who are in the care or custody of the state. The provider shall make reasonable efforts to assure that prepaid mental health plan recipients who are in the care or custody of the state and who receive mental health targeted case management services have all services covered by the plan integrated with the case plans developed by the department. This integration shall reflect active collaboration with the department.

d.	Case managers are also responsible for coordination and collaboration with the parents or guardians of children who receive mental health targeted case management services. The provider shall make reasonable efforts to assure that case managers include the parents or guardians of prepaid mental health plan children in the process of providing targeted case management services. Integration of the parent’s input and involvement with the case manager and other providers shall be reflected in clinical record documentation and monitored through the agency’s quality of care monitoring activities.

3.	Provider Requirements for Case Management

The provider must have a case management program, including clinical guidelines and protocol, that addresses the issues below:

a.	Caseloads must be set to achieve the desired results. Size limitations must clearly state the ratio of recipients to each individual case manager. The limits shall be specified for children and adults, with a description of the clinical rationale for determining each limitation. If the provider permits “mixed” caseloads, i.e., children and adults, a separate limitation is expected along with the rationale for the determination.

b.	A system must be in place to manage caseloads when positions become vacant.

c.	The modality of service provision, and the location that services will be provided must be described.

d.	Case management protocol and clinical practice guidelines, which outline the expected frequency, duration and intensity of the service, must be available.

e.	Clinical guidelines must address issues related to recovery and self-care, including services that will assist recipients in gaining independence from the mental health and case management system.

The case management program shall have services available based on the individual needs of the recipients receiving the service. The service should reflect a flexible system that allows movement within a continuum of care that addresses the changing needs and abilities of recipients.

Performance measures for this service are:

•	Evidence of access to needed services.

•	Evidence that services were appropriate to the needs of the individual.

•	Days that the individual remained in the community.

G.	Intensive Case Management – MANDATORY

This service is intended to provide intensive team case management to highly recidivistic adults who have a severe and persistent mental illness. The service is intended to help recipients remain in the community and avoid institutional care. Clinical care criteria for this level of case management shall address the same elements required above, as well as expanded elements related to access and 24-hour coverage as described below. Additionally, the intensive case management team composition shall be expanded to include members of the team especially selected to assist with the special needs of this population. The provider shall include this in the description of how this service will be provided.

The provider shall provide this service for all prepaid mental health plan enrollees for whom the service is determined to be medically necessary.

Intensive case management provides services through the use of a team of case managers. The team can be expanded to include other specialists that are qualified to address identified needs of the recipients receiving the service. This level of care for case management is the most intensive and serves individuals with the most severe and disabling mental conditions. Services are frequent and intense with a focus on assisting the individual with attaining the skills and supports needed to gain independent living skills. Intensive case management services are provided primarily in the recipient’s residence and include community-based interventions.

The provider shall provide this service in the least restrictive setting with the goal of improving the client’s level of functioning, and providing ample opportunities for rehabilitation, recovery, and self-sufficiency. Intensive targeted case management services shall be accessible 24 hours per day, 7 days per week. The provider shall demonstrate adequate capacity to provide this service for the targeted population within the guidelines outlined.

Intensive case management teams shall provide the same coordination and case management services for recipients admitted to inpatient facilities, state mental hospitals, and forensic or corrections facilities as those listed above for mental health targeted case management services.

The following performance measures shall be addressed in the provision of intensive case management:

•	Average number of days spent in the community by all prepaid mental health plan recipients receiving intensive case management services.

•	Number of prepaid mental health plan recipients admitted to the state mental hospital.

Additional Service Requirements

In addition to the above requirements, the provider shall also adhere to the requirements specified below.

A.	Community Treatment of Patients Discharged from State Mental Hospitals - MANDATORY

The provider shall provide medically necessary mental health services to enrollees who have been discharged from any Florida state mental hospital. The plan of care should be directed at encouraging the enrollees to achieve a high quality of life while living in the community in the least restrictive environment and reducing the likelihood that these enrollees will be readmitted to a state mental hospital. Recipients who were enrolled in the plan prior to admission to the state mental hospital must be followed by the plan during their stay, and a mental health targeted case manager must attend and participate in discharge planning activities at the facility. Targeted case managers are responsible for working with the enrollee prior to discharge from the state facility to assure that benefits are reinstated as soon as possible once the enrollee returns to the community. The provider must develop a cooperative agreement with the hospital to enable the provider to anticipate recipients who were plan enrollees prior to admission who will be soon discharged from the institution. The cooperative agreement must address arrangements for persons who are to be discharged but for whom re-enrollment may not take effect immediately. All enrollees who have previously received services at the state mental hospital, must receive close follow-up and care. All recipients who were prepaid mental health plan enrollees prior to admission and Medicaid eligible recipients who are likely to enroll in the plan upon return to the community must receive a community mental health service within 24 hours of discharge from the state facility.

Performance measures for this section include:

•	The amount of time between discharge from the state mental hospital and first date of service received from the provider.

B.	Community Services for Recipients involved with the Corrections System - MANDATORY

The provider shall provide medically necessary community-based services for plan enrollees who have corrections involvement as follows:

1.	Establish a linkage to pre-booking sites for assessment, screening or diversion related to mental health services;

2.	Provide immediate access (within 24 hours of release) for psychiatric services upon release from a jail, prison, juvenile detention facility, or other corrections facility to assure that prescribed medications are available for all prepaid mental health plan enrollees.

3.	Establish a linkage to post-booking sites for discharge planning and assuring that prior plan enrollees receive necessary services upon release from the facility.

Plan enrollees must be linked to services and receive routine care within seven days from the date they are released.

4.	Provide outreach to homeless and other populations of plan enrollees at risk of corrections involvement, as well as those plan enrollees currently involved in this system, to assure that services are accessible and provided when necessary. This activity should be oriented toward preventative measures to assess mental health needs and provide services that can potentially prevent the need for future inpatient services or possible deeper involvement in the forensic or corrections system.

5.	The provider must develop a cooperative agreement with corrections facilities to enable the provider to anticipate recipients who were plan enrollees prior to incarceration who will be released from these institutions. The cooperative agreement must address arrangements for persons who are to be released, but for whom re-enrollment may not take effect immediately. All recipients who were prepaid mental health plan enrollees prior to incarceration and Medicaid eligible recipients who are likely to enroll in the plan upon return to the community must receive a community mental health service within 24 hours of discharge from the corrections facility.

Performance measures for this section include:

•	Access time for plan enrollees released from a corrections facility.

•	The number of mental health assessments completed for plan enrollees at the pre-booking site.

•	The number of enrollees who have discharge planning services provided at the post-booking site prior to release from a corrections facility.

C.	Treatment and Coordination of Care for Recipients with Medically Complex Conditions - MANDATORY

The provider shall ensure that there are appropriate treatment resources available to address the treatment of complex conditions that reflect both mental health and physical health involvement. The following conditions must be addressed:

•	Mental health disorders due to or involving a general medical condition, specifically ICD-9-CM Diagnoses 293.0 through 294.1, 294.9, 307.89, and 310.1.

•	Eating disorders – ICD-9-CM Diagnoses 307.1, 307.50, 307.51, and 307.52.

The provider shall provide medically necessary mental health services to enrollees who exhibit the above diagnoses and shall develop a plan of care that includes all appropriate collateral providers necessary to address the complex medical issues involved. Clinical care criteria shall address modalities of treatment that are effective for each diagnosis. The provider’s provider network must include appropriate treatment resources necessary for effective treatment of each diagnosis within the required access time periods.

Performance measures for this section include:

•	Evidence of access to needed services.

•	Evidence that services are appropriate to the needs of the individual and that the diagnosis was effectively addressed.

•	The number of treatment plans that indicate involvement of all appropriate collateral providers addressing complex medical issues.

D.	Monitoring of Enrollees admitted to Children’s Residential Treatment (Levels I - IV) Programs – MANDATORY

1.	The provider shall maintain contact with children who are disenrolled from the plan due to placement in a residential treatment facility. The provider shall participate in discharge planning, assist the recipient and their caregiver to locate community-based services, and notify Medicaid when the recipient is discharged from the facility. The prepaid mental health plan contract manager or designee shall re-enroll the recipient in the plan upon notification of discharge into the community.

2.	Children placed in the above residential facilities will be disenrolled from the plan and then covered under Medicaid fee-for-service for mental health services. The Medicaid contract manager or designee will be responsible for the disenrollment process. The Department of Children and Families, community based care provider (when applicable), Department of Juvenile Justice, residential providers, and/or the assigned Mental Health Targeted Case Management providers will be responsible for notifying Medicaid of all admissions and discharges. A specific agreement regarding the disenrollment and re-enrollment process will be developed between the agency, residential providers, and the departments.

E.	Coordination of Children’s Services – MANDATORY

1.	General Principles

a.	The delivery and coordination of children’s mental health services shall be provided for all children who are within a high-risk population and experiencing serious emotional disturbances. These children include those involved in the SED classes through the school system and those who exhibit the symptoms and behaviors of an emotional disturbance but are not receiving SED services through the school.

b.	Services for all children shall be delivered within a strengths-based, culturally competent service design. The service design shall recognize and ensure the participation of family, significant others, informal support systems, school personnel, and any state entities or other service providers involved in the child’s life.

c.	The provider shall assure provision of medically necessary services to all children enrolled in the plan within seven calendar days of receipt of the request for services. A log shall be maintained which records all calls or written requests received and the action taken related to each request. The date of the first service provided, along with the type of service and provider shall be part of the log. The services shall be of sufficient intensity and continuity to provide a realistic opportunity for progress. Services must be provided within the least restrictive and most normal environment that is clinically appropriate for the needs of the child and family.

d.	For all children receiving services under the plan, the provider shall work with the parents, guardians, or other responsible parties to monitor the results of services and determine whether progress is occurring. Active monitoring of the child’s status shall occur to detect potential risk situations and emerging needs or problems.

e.	When the court mandates a parental mental health assessment, and the parent is a plan enrollee, the provider must complete an assessment of the parent’s mental health status and the effects on the child. Time frames for completion of this service shall be determined by the mandates issued by the courts.

2.	Department of Children and Families

a.	Children’s mental health services should be developed and coordinated to augment any local system of care for high-risk populations served by the Department of Children and Families, community based care providers, or by the Department of Juvenile Justice. (e.g. Medicaid eligible children in delinquency programs, shelters, and other in-reach initiatives in schools and housing projects). The provider must develop a cooperative agreement with the Department of Children and Families or the community based care lead agency contracted to provide child protection services, and the Department of Juvenile Justice for coordination of care for enrolled children served within these systems or care.

b.	The provider must develop a service approach for children’s mental health services that is designed to support the state’s goals to achieve safety and permanency for children in the child protection system. All children enrolled in the plan who are in the state’s care or custody and who have mental health needs shall have mental health services provided that are supportive of the department’s case plan for the child.

c.	The provider will be available to participate in the development of the department’s case plan for the child. Mental health treatment plans shall be consistent with the child and family’s permanency goals, promote safety and address enhanced functioning for the child and family (if family members are also enrollees). The provider shall invite the Family Services Counselor or the foster parents to participate in the treatment planning and service delivery process. If reunification is the goal, and with the department’s concurrence, the provider must involve the parents in the treatment planning and implementation.

d.	The provider shall provide mental health-related court-ordered evaluation and expert witness testimony required for children who are prepaid mental health plan enrollees. The provider must provide these services in a way that is responsive to the needs and requirements of the department and judicial system.

e.	The provider shall collaborate with Family Services Counselors when providing services for children in care and custody of the department and participate in the protocol established for compliance with Senate Bill 682 and Chapter 39, Florida Statutes. The provider will coordinate care with family service counselors related to children being admitted to residential treatment facilities.

f.	The provider must be available, if requested, to participate in all department case review staff meetings, school staff meetings, or other related meetings that pertain to the anticipated needs of the child or the provision of services for which the plan is responsible.

g.	Services provided to persons served by the Department of Children and Families, Family Safety Program related to child protective services, foster care, adoptions and special education services should be designed in an interactive familial manner. Such services should be provided in a conjoint manner with outcome goals oriented to family safety and protection of persons at risk of neglect or abuse.

3.	Targeted Case Management

Children in the care or custody of the state who need mental health targeted case management services, as defined in the provider’s approved clinical protocols, shall receive mental health case management from the provider. These children will not be transferred to the new Medicaid Child Welfare Targeted Case Management program. The provider must develop a cooperative agreement with the Department of Children and Families or their provider of community based services, to address how to minimize duplication of case management services and to promote the establishment of one case manager for the child and family whenever possible.

4.	Community Based Care Programs

If the community in which the provider will operate has a community based care program contracted by the Department of Children and Families for the provision of children’s protective services, the provider must determine how the prepaid mental health services will be rendered to recipients served by the community based care program. The provider must develop, during the implementation phase of the contract, or upon notification that the department has contracted with a provider, a cooperative agreement between the provider and the community based care program. Medicaid and the Department of Children and Families must approve the agreement. The provider must be prepared to provide services in a collaborative manner in each county covered by the plan.

Performance measures for this section will include:

•	The number of court ordered evaluations completed within court mandated time frames for prepaid mental health plan enrolled recipients in the care or custody of the state.

•	The extent to which mental health treatment plans are supportive of the department’s case plans for prepaid mental health plan children who are in the state child protection system.

•	Stakeholder satisfaction survey results related to services provided. Surveys shall be distributed in each county covered by the plan.

F.	Psychiatric Evaluations for Enrollees Applying for Nursing Home Admission - MANDATORY

The provider shall, upon request from the Substance Abuse and Mental Health District Offices, promptly arrange for and authorize psychiatric evaluations for enrollees applying for admission to a nursing facility pursuant to OBRA 1987, and who, on the basis of a screening conducted by Comprehensive Assessment and Review for Long Term Care (CARES) workers, are thought to need mental health treatment. The examination shall be adequate to determine the need for “specialized treatment” under the Act. Evaluations must be completed within five working days from the time the request from the DCF SAMH Program Office is received. State regulations have been interpreted by the state to permit any of the mental health professionals listed in section 394.455, F.S., to make the observations preparatory to the evaluation, although a psychiatrist must sign such evaluations. The provider will not be responsible for annual resident reviews or for providing services as a result of a Preadmission Screening Assessment Annual Resident Review (PASSAR) evaluation.

Performance measures for this section include:

•	The number of enrollees who receive a psychiatric evaluation within required time frames prior to admission to a nursing facility.

G.	Opportunities for Recovery and Reintegration – MANDATORY

The provider shall offer a supportive element within the network for adults experiencing a serious mental illness. This element shall focus on aspects of recovery and reintegration into the community upon completion of active treatment. The support provided shall encourage and empower individuals to provide ongoing support and assistance for other individuals with similar mental health disorders.

Within this component, the provider shall develop protocol for supporting consumer driven activities and providing assistance as determined appropriate by recipients. This protocol may include professional involvement in an advisory or assistance capacity or it may limit the provider’s involvement to strictly administrative functions. Administrative functions for this purpose may include, but are not limited to: providing facility space for meetings; providing supplies or materials for activities; and providing professional staff for educational presentations.

It is expected that the provider will include consumer advocates and recipients who are most likely to benefit from consumer-driven activities in the development of protocol. Periodic focus groups should be held to access information related to consumer satisfaction and to identify services that are perceived as inadequate or missing.

The provider must be knowledgeable about the local WAGES initiative and is responsible for medically necessary mental health services, which will assist the individual in finding and maintaining employment.

H.	Assessment and Treatment of Mental Health Residents Who Reside in Assisted Living Facilities (ALF) that hold a Limited Mental Health License

The provider must develop and implement a plan to ensure compliance with Section 394.4574, Florida Statutes, related to services provided to residents of licensed assisted living facilities that hold a limited mental health license. The provider must ensure that appropriate assessment services are provided to plan enrollees and that medically necessary mental health care services are available to all members who reside in this type of setting.

I.	Optional Services

The provider is encouraged to provide additional services that will enhance the plan’s covered services for recipients. To the degree possible, the provider should use existing community resources. Below is a list of possible optional services that could be provided with the savings achieved or as downward substitutions. This list is not intended to be all-inclusive and the provider is encouraged to use creativity in developing new and innovative services to expand the array of services and meet the needs of recipients.

1.	Respite Care Services

2.	Prevention Services in the Community

3.	Supportive Living Services

4.	Supported Employment Services

5.	Foster Homes for Adults

6.	Parental Education Programs

7.	Drop In Centers and other consumer operated programs (beyond the elements provided under the Opportunities for Recovery and Reintegration component)

8.	Intensive Therapeutic On-Site Services for Adults

9.	Home and Community Based Rehabilitation Services for Adults

10.	Any other new and innovative interventions or services designed to benefit Prepaid Mental Health Plan enrollees

J.	Community Coordination and Collaboration

The provider must be or become a vital part of the community services and support system. They must actively participate with and support community programs and coalitions that promote school readiness, that assist persons to return to work and provide for prevention programs. The provider must have linkages with numerous community programs that will assist enrollees in obtaining housing, economic assistance and other supports.

Minimum Access and Network Standards

The provider shall also adhere to the following minimum standards:

A.	Access standards

1.	The provider shall make available and accessible facilities, service sites, and personnel sufficient to provide the covered services (specifically non-hospital outpatient, emergency, and assessment services) throughout the geographic area, within thirty minutes typical travel time by public or private transportation of all enrolled recipients. (The typical travel time standard does not apply to waiting time for public transportation – it applies only to actual time in transit.)

2.	The maximum amount of time between an enrollee’s request for mental health services and the first point of service shall be as follows (except when otherwise noted in specific sections of this document):

a.	For EMERGENCY mental health services, service shall be immediate.

b.	For persons initially perceived to need emergency mental health services, but upon assessment do not meet the criteria for emergency care, they are deemed to require URGENT crisis support, and services must be provided within twenty-three hours.

c.	For ROUTINE outpatient intake, an assessment shall be offered within seven calendar days. Follow-up services shall be offered within fourteen calendar days after the assessment.

Requests for psychiatric medications and medication appointments shall be treated as a request for emergency services when a member is without necessary prescribed medications. Requests for appointments due to reports of non-emergent allergic reactions or serious side effects shall be treated as an urgent request for services. Routine medication appointments, such as for prescription renewals, shall be scheduled in a manner to avoid disruption in availability of necessary prescribed medications. Requests for medication appointments can be made by the member, the member’s responsible party, other mental health treatment providers, or persons coordinating care for the purpose of jail diversion or aftercare.

3.	The provider shall operate, as part of its crisis support/emergency services, a 24-hour a day, 7 days a week, crisis emergency hot line to be available to all enrollees.

4.	The provider shall provide a designated emergency service facility per county to ensure unrestricted access to emergency care on a 24 hours a day, 7 days a week basis. Such designated emergency service facility shall have 24 hours a day, 7 days a week, registered nurse coverage and on-call coverage by a mental health professional, as defined in, Chapter 394, Part I, F.S.

B.	Minimum staffing standards:

The provider must maintain credentialing files for all direct service staff members. The files must document the education, experience, prior training and ongoing in-service training for each staff member or individual provider. If the services are provided through a subcontract with another member of the network, the provider must ensure that the network provider properly maintains personnel and credentialing files. Minimum staffing standards shall be as follows, and failure to adhere to these staffing standards, or the staffing standards indicated in the winning proposal, whichever are greater, may result in termination of the contract (if the provider’s “staff” person does not fill one of the “key staff” positions, the staff person shall be a subcontractor). Minimum staffing standards shall be as follows:

1.	The provider’s staff shall include at least one board certified adult psychiatrist, or one who meets all education and training criteria for board certification, to be available within thirty minutes typical travel time of all enrolled recipients.

2.	The provider’s staff shall include at least one board certified child psychiatrist, or one who meets all education and training criteria for board certification, to be available within thirty minutes typical travel time of all enrolled recipients.

3.	The provider’s outpatient staff shall include at least one FTE direct service mental health provider per 1,500 prepaid members. The agency expects the provider’s staffing pattern for direct service providers to reflect the ethnic and racial composition of the community.

a.	The provider’s array of direct service mental health treatment providers for adults and children must include providers on staff or under contract that are licensed or eligible for licensure, and demonstrate two years of clinical experience in the following specialty areas or with the following populations:

(1)	Adoption;

(2)	Child protection or foster care;

(3)	Dual diagnosis (mental illness and substance abuse);

(4)	Dual diagnosis (mental illness and developmental disability);

(5)	Developmental Disabilities;

(6)	Behavior analysis;

(7)	Behavior management and alternative therapies for children;

(8)	Separation and loss;

(9)	Victims and perpetrators of sexual abuse (children and adults);

(10)	Victims and perpetrators of physical abuse (children and adults);

(11)	Victims of domestic violence and violent crimes (children and adults);

(12)	Court ordered mental health evaluations including assessment of parental mental health issues and parental competency as it relates to mental health; and

(13)	Expert witness testimony.

Additionally, all direct service providers and mental health targeted case managers serving the children’s population must be certified by the department to administer the CFARS (or other rating scale required by the department or agency).

Mental health targeted case managers shall not be counted as direct service mental health treatment providers.

b.	The provider shall provide staff with the education and training for each service provided.

c.	The provider shall provide staff appropriately trained and experienced to provide psychological testing.

d.	The provider shall provide staff appropriately trained and experienced to provide rehabilitation and support services to persons with a severe and persistent mental illness.

4.	For case management services, the provider shall provide staff that meet the following minimum requirements:

a.	Have a baccalaureate degree from an accredited university, with major course work in the areas of psychology, social work, health education or a related human service field and if working with children, have a minimum of one-year full time experience or equivalent working with the target population. Prior experience is not required if working with the adult population; or

b.

Have a baccalaureate degree from an accredited university and if working with children, have at least three years full time or equivalent experience working with the target population. If working with adults, the case manager must have two years of experience. (Note: case managers who were certified by the department prior to July 1, 1999, who do not meet the degree requirements, may provide case management services if they meet the other requirements; and

c.	Have completed a training program within six (6) months of employment. The training program must be prior approved by AHCA. The training must include a review of the local resources and a thorough presentation of the applicable state and federal statutes and promote the knowledge, skills, and competency of all case managers through the presentation of key core elements relevant to the target population. The case manager must also be able to demonstrate an understanding of the provider’s case management policy and procedures.

5.	Case management supervision must be provided by a person who has a master’s degree in a human services field and three years of professional full time experience serving this target population or a person with a bachelor’s degree and five years of full time or equivalent case management experience. For supervising case managers who work only with adults, two years of full time experience is required. The supervisors must have had the approved provider’s training in case management or have documentation that they have prior equivalent training.

6.	The provider shall have access to no less than one fully accredited psychiatric community hospital bed per 2,000 prepaid members, as appropriate for both children and adults. Specialty psychiatric hospital beds may be used to count toward this requirement when psychiatric community hospital beds are not available within a particular community. Additionally, the provider shall have access to sufficient numbers of accredited hospital beds on a medical/surgical unit to meet the need for medical detoxification treatment.

7.	The provider’s facilities must be licensed, as required by law and rule, accessible to the handicapped, in compliance with federal Americans with Disabilities Act guidelines, and have adequate space, supplies, good sanitation, and fire, safety, and disaster preparedness and recovery procedures in operation.

Performance measures for this section include:

•	Staffing requirements, accessibility requirements, and licensure requirements shall be monitored through contract compliance and quality of care monitoring protocol.

•	AHCA PMHP contract manager or designee(s) shall collaborate with the department in determining compliance with all licensure or certifications required through the department and the agency.

C.	The provider shall be a receiving facility as defined in Chapter 394, Part I, F.S., in Escambia, Okaloosa, Santa Rosa, and Walton counties, or have access through contract to at least one receiving facility in Escambia, Okaloosa, Santa Rosa, and Walton counties.

1.	If a public receiving facility is a provider under this plan, it shall insure that no state general revenue funds appropriated pursuant to the Florida Mental Health Act (Chapter 394, F.S.) or related matching funds, will be used to provide inpatient psychiatric care or crisis stabilization unit care to plan enrollees, within Medicaid inpatient service limitations.

The receiving facility available under the prepaid plan shall complete the involuntary examination within 72 hours of the client’s original presentation at a receiving facility.

Managed Care Advisory Group

There will be an advisory group for the plan that convenes quarterly and reports to the agency on advocacy and programmatic concerns. The local advisory group is responsible for providing technical and policy advice to the agency regarding the plan’s provision of services. The local advisory group does not have access to enrollee clinical records.

The role of the local advisory group is to report to the agency, information related to practical and real events that occur related to the activities of Medicaid mental health managed care plans. Concerns about services, program changes, quality of care, difficulties, advocacy issues, and reports about positive outcomes are presented by members of the advisory group and are addressed by the agency as part of the ongoing monitoring of the PMHP and HMO contracts. The agency presents information about actions taken related to issues presented by the group. If the group determines that it is appropriate, the advisory group members also vote to present their issues to the agency in writing.

The group may request information to be presented at each meeting that will keep the group up-to-date regarding the contract and activities of each plan. Minutes of the meetings are kept and distributed to all members and attendees. The voting membership of the group is updated periodically. This is a public meeting and may be attended by anyone in the community.

The local advisory group is coordinated by agency area staff (who are not part of the voting membership) and consists of providers, consumer representatives, advocacy groups, and other relevant groups as identified by the agency, which represent the counties within the service area. Such relevant groups include the Agency’s Medicaid Office, including MediPass representatives; SAMH and Family Safety representatives; representatives from any community based care providers contracted with the department; the Florida Drop-In Center Association; the Human Rights Advocacy Committee; the Alliance for the Mentally Ill; the Florida Consumer Action Council; and the Substance Abuse and Mental Health Planning Council. In addition, the provider provides representation to the local advisory group. The advisory group elects a chairperson and vice-chairperson from the voting membership, who facilitates the meetings and prepares any written correspondence on behalf of the group.

The provider’s responsibility related to the advisory group is as follows:

•	Assure representation at all scheduled meetings;

•	Provide information requested by advisory group members;

•	Follow up on identified issues of concern related to the provision of services or administration of the plan; and

•	Share pertinent information about quality improvement findings and outreach activities with the group.

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